                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF AUGUST 5, 1998



                                  BY AND AMONG

                       PHILADELPHIA SUBURBAN CORPORATION,

                          CONSUMERS ACQUISITION COMPANY

                                       AND

                             CONSUMERS WATER COMPANY

                                TABLE OF CONTENTS

ARTICLE 1         The Merger.............................................   1

1.1      The Merger......................................................   1
1.2      Closing  .......................................................   2
1.3      Effective Time..................................................   2
1.4      Articles of Incorporation.......................................   2
1.5      By-Laws  .......................................................   2
1.6      Directors.......................................................   2
1.7      Officers .......................................................   2
1.8      Conversion of Acquisition Shares................................   3
1.9      Conversion of Consumers Common Shares and
                    Consumers Preferred Shares...........................   3

         1.9.1      Outstanding Consumers Common Shares..................   3
         1.9.2      Treasury Shares......................................   3
         1.9.3      Impact of Stock Splits, etc..........................   3
         1.9.4      Options..............................................   3
         1.9.5      Outstanding Consumers Preferred Shares...............   4
         1.9.6      Dissenting Shares....................................   4

1.10     Exchange of Certificates and Related Matters....................   4

         1.10.1     Paying Agent.........................................   4
         1.10.2     Letter of Transmittal................................   5
         1.10.3     Exchange Procedures..................................   5
         1.10.4     Distributions with Respect to Unexchanged Shares.....   6
         1.10.5     No Further Ownership Rights..........................   6
         1.10.6     No Fractional Shares.................................   6
         1.10.7     Termination of Paying Agency.........................   7
         1.10.8     No Liability.........................................   7

ARTICLE 2         Representations and Warranties of Consumers............   7

2.1      Organization, Standing and Corporate Authority..................   7
2.2      Capital Structure...............................................   7
2.3      Subsidiaries....................................................   8
2.4      Authority; Noncontravention.....................................   9
2.5      Consumers SEC Documents and Financial Statements................  10
2.6      Absence of Certain Changes or Events............................  11
2.7      Real and Personal Property......................................  11
2.8      Employee Matters; ERISA.........................................  12
2.9      Taxes...........................................................  16
2.10     Compliance with Applicable Laws.................................  17

2.11     Environmental Protection........................................  17
2.12     Litigation .....................................................  20
2.13     Labor Relations.................................................  20
2.14     Intellectual Property...........................................  21
2.15     No Default .....................................................  21
2.16     Regulation as a Utility.........................................  22
2.17     Insurance  .....................................................  22
2.18     Change in Business Relationships................................  22
2.19     Voting Requirements.............................................  22
2.20     Brokers.........................................................  22
2.21     Year 2000 Problem...............................................  22
2.22     Knowledge.......................................................  23
2.23     Disclosure......................................................  23
2.24     Fairness Opinion................................................  23

ARTICLE 3    Representations and Warranties of PSC and Acquisition.......  23

3.1      Organization, Standing and Corporate Authority..................  23
3.2      Capital Structure...............................................  23
3.3      Authority; Noncontravention.....................................  24
3.4      PSC SEC Documents and Financial Statements......................  25
3.5      Absence of Certain Changes or Events............................  26
3.6      Compliance with Applicable Laws.................................  26
3.7      Litigation .....................................................  27
3.8      Brokers.........................................................  27
3.9      Fairness Opinion................................................  27
3.10     Taxes...........................................................  27
3.11     Regulation as a Utility.........................................  28
3.12     Insurance.......................................................  28
3.13     Voting Requirements.............................................  29
3.14     Disclosure .....................................................  29
3.15     Knowledge  .....................................................  29

ARTICLE 4    Additional Agreements.......................................  29

4.1      Preparation of Form S-4.........................................  29

         4.1.1      Form S-4; Proxy Statement/Prospectus.................  29
         4.1.2      Consumers Information................................  29
         4.1.3      PSC Information......................................  30
         4.1.4      SEC Filings..........................................  30

4.2      Shareholders Meetings...........................................  31

         4.2.1      Consumers' Shareholder Meeting.......................  31
         4.2.2      PSC's Shareholder Meeting............................  31

4.3      Best Efforts....................................................  31
4.4      Access to Information; Confidentiality..........................  31
4.5      Public Announcements............................................  32
4.6      Acquisition Proposals...........................................  33
4.7      Superior Proposals..............................................  33
4.8      Filings; Other Action...........................................  34
4.9      Stock Exchange Listing..........................................  35
4.10     Affiliates and Certain Shareholders.............................  35
4.11     Employee Matters................................................  35
4.12     Representation on PSC Board.....................................  36
4.13     Termination of Consumers' DRIP..................................  36
4.14     Federal Income Tax Treatment....................................  36
4.15     Takeover Statute................................................  36
4.16     Continuance of Existing Indemnification Rights..................  36
4.17     Consulting Agreements...........................................  38

ARTICLE 5     Covenants Relating to Conduct of Business Prior to Merger..  38

5.1      Conduct of Business by Consumers................................  38
5.2      Management of Consumers and its Subsidiaries....................  39
5.3      Conduct of Business by PSC......................................  40
5.4      Other Actions...................................................  40
5.5      Pooling of Interests Accounting Treatment.......................  40
5.6      Termination of Long Term Incentive Plan.........................  40

ARTICLE 6     Conditions Precedent.......................................  41

6.1      Conditions to Each Party's Obligation to Effect the Merger......  41

         6.1.1      Consumers Shareholder Approval.......................  41
         6.1.2      PSC Shareholder Approval.............................  41
         6.1.3      Governmental and Regulatory Consents.................  41
         6.1.4      HSR Act..............................................  41
         6.1.5      No Injunctions or Restraints.........................  41
         6.1.6      NYSE Listing.........................................  42
         6.1.7      Form S-4.............................................  42

6.2      Conditions to Obligations of PSC and Acquisition................  42

         6.2.1      Representations and Warranties.......................  42
         6.2.2      Performance of Obligations of Consumers..............  42
         6.2.3      Opinion of Counsel...................................  42
         6.2.4      Satisfactory Completion of Due Diligence.............  42
         6.2.5      Pooling-of-Interests.................................  42
         6.2.6      Releases.............................................  42

6.3      Conditions to Obligations of Consumers..........................  42

         6.3.1      Representations and Warranties.......................  43
         6.3.2      Performance of Obligations of PSC and Acquisition....  43
         6.3.3      Tax Opinion..........................................  43
         6.3.4      Opinion of Counsel...................................  43
         6.3.5      Satisfactory Completion of Due Diligence.............  43

ARTICLE 7           Termination, Amendment and Waiver....................  43

7.1      Termination.....................................................  43
7.2      Effect of Termination...........................................  45
7.3      Amendment  .....................................................  45
7.4      Extension; Waiver...............................................  46
7.5      Procedure for Termination, Amendment, Extension or Waiver.......  46

ARTICLE 8           Survival of Provisions...............................  46

8.1      Survival........................................................  46

ARTICLE 9           Notices..............................................  46

9.1      Notices.........................................................  46

ARTICLE 10          Miscellaneous........................................  48

10.1     Entire Agreement................................................  48
10.2     Expenses   .....................................................  48
10.3     Counterparts....................................................  48
10.4     No Third Party Beneficiary......................................  48
10.5     Governing Law...................................................  48

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10.6     Assignment; Binding Effect......................................  49
10.7     Headings, Gender, etc...........................................  49
10.8     Invalid Provisions..............................................  49
10.9     Material Adverse Effect.........................................  49



         EXHIBIT A -- Exchange Ratio
         EXHIBIT B -- Articles of Incorporation of the Surviving Corporation EXHIBIT C -- Form of Affiliate's Letter EXHIBIT D -- Form of Opinion of Drummond Woodsum & MacMahon
         EXHIBIT E -- Form of Opinion of Reed Smith Shaw & McClay LLP

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER



         This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and entered into as of August 5, 1998 by and among PHILADELPHIA SUBURBAN CORPORATION, a Pennsylvania corporation ("PSC"), CONSUMERS ACQUISITION COMPANY, a Pennsylvania corporation ("Acquisition"), and CONSUMERS WATER COMPANY, a Maine corporation ("Consumers"), (each individually hereinafter referred to as a "Party" and collectively hereinafter referred to as the "Parties").

                                    PREAMBLE

         WHEREAS, the respective Boards of Directors of the Parties have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective shareholders and other constituencies and have approved the Merger, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the Parties intend that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and that shareholders of Consumers will not be subject to federal income tax on the receipt of PSC Common Shares (as defined in Section 1.9.1) in exchange for Consumers Common Shares (as defined in Section 1.9.1) pursuant to the Merger; and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests"; and

         WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

                                    ARTICLE 1

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as is defined in Section 1.3 hereof), Consumers shall be merged with and into Acquisition (the "Merger"), in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Code") and the separate corporate existence of Consumers shall cease and Acquisition shall continue as the surviving corporation (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Pennsylvania Code.

         1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in
Article 6 (excluding those conditions that, by their terms, cannot be satisfied before the Closing Date as defined in this Section 1.2), the closing of the Merger (the "Closing") will take place at 9:00 a.m. no later than the seventh
(7th) business day following the Determination Date, as that term is defined in Exhibit A attached hereto (the "Closing Date"). The Closing will be held at the offices of Reed Smith Shaw & McClay LLP, 2500 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103, unless the Parties hereto agree in writing to another date, time or place.

         1.3 Effective Time. The Parties hereto will file with the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Secretary of State") on the date of the Closing (or on such other date as PSC and Consumers may agree) articles of merger or other appropriate documents, mutually satisfactory in form and substance to PSC and Consumers and executed in accordance with the relevant provisions of the Pennsylvania Code, and will make all other filings or recordings required under the Pennsylvania Code in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Pennsylvania Secretary of State, or at such later time as is specified in the articles of merger (the "Effective Time").

         1.4 Articles of Incorporation. The Articles of Incorporation of Acquisition shall be as set forth in Exhibit B, which is attached hereto and made a part hereof, and, as so set forth shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

         1.5 By-Laws. The By-Laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the By-Laws, or the Articles of Incorporation of the Surviving Corporation.

         1.6 Directors. The Board of Directors of the Surviving Corporation from and after the Effective Time shall be comprised of such directors as shall be appointed by PSC. Such directors shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

         1.7 Officers. The officers of the Surviving Corporation from and after the Effective Time shall be comprised of such officers as shall be appointed by the Surviving Corporation's Board of Directors. Such officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation or By-Laws of the Surviving Corporation, or as otherwise provided by law.

         1.8 Conversion of Acquisition Shares. Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding, unchanged by reason of the Merger, as 1,000 common shares, without par value, of the Surviving Corporation.

         1.9 Conversion of Consumers Common Shares and Consumers Preferred
Shares.

                  1.9.1 Outstanding Consumers Common Shares. Each share of common stock, having a par value of $1.00 per share, of Consumers together with all rights appurtenant thereto (the "Consumers Common Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by Consumers) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of shares of validly issued, fully paid and non-assessable common stock, having a par value of $.50 per share, of PSC together with all rights appurtenant thereto (the "PSC Common Shares") as determined in accordance with the exchange ratio as outlined in Exhibit A, which is attached hereto and made a part hereof (the "Exchange Ratio").

                  1.9.2 Treasury Shares. Each Consumers Common Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by Consumers shall, by virtue of the Merger and without any action on the part of Consumers, be canceled and retired and cease to exist, without any conversion thereof.

                  1.9.3 Impact of Stock Splits, etc. In the event of any change in PSC Common Shares between June 27, 1998 and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange or the like, the Exchange Ratio and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.

                  1.9.4 Options. At the Effective Time, each option to acquire Consumers Common Shares which is then outstanding, whether or not exercisable, shall cease to represent a right to acquire Consumers Common Shares and shall be converted automatically into an option to purchase PSC Common Shares, and PSC shall assume each such option, in accordance with the terms of the applicable Consumers stock option plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) PSC and the PSC Board of Directors shall be substituted for Consumers and the Consumers Board of Directors in administering such plan, (ii) each Consumers option assumed by PSC may be exercised solely for PSC Common Shares, (iii) the number of PSC Common Shares subject to such Consumers options shall be equal to the number of shares of Consumers Common Shares subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PSC Common Shares resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Consumers option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Consumers and PSC agree to take all necessary steps to effect the foregoing provisions of this Section 1.9.4. Within thirty (30) calendar days after the Effective Time, PSC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the PSC Common Shares subject to the options referred to in this Section
1.9.4 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

                  1.9.5 Outstanding Consumers Preferred Shares. Each share of preferred stock, having a par value of $100 per share, of Consumers together with all rights appurtenant thereto (the "Consumers Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by Consumers) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of PSC Common Shares as determined by multiplying the number of Consumers Preferred Shares by the product of 3.945 times the Exchange Ratio.

                  1.9.6 Dissenting Shares. Each Consumers Preferred Share, the holder of which has perfected his right to dissent under the Maine Business Corporation Act ("MBCA") and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive PSC Common Shares hereunder, and the holder thereof shall be entitled only to such rights as are granted by the MBCA. Consumers shall give PSC prompt notice upon receipt by Consumers of any such written demands for payment of the fair value of such Consumers Preferred Shares and of withdrawals of such demands and any other instruments provided pursuant to the MBCA (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's Consumers Preferred Shares shall be converted into the right to receive PSC Common Shares in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         1.10     Exchange of Certificates and Related Matters.

                  1.10.1 Paying Agent. Prior to the Closing Date, PSC shall appoint the Paying Agent for the purpose of issuing PSC Common Shares in exchange for certificates representing Consumers Common Shares and Consumers Preferred Shares. PSC shall deliver certificates representing PSC Common Shares, to the Paying Agent, for the benefit of the holders of Consumers Common Shares and Consumers Preferred Shares when and as required for exchanges of Consumers Common Shares and Consumers Preferred Shares, respectively, pursuant to Section 1.9.

                  1.10.2 Letter of Transmittal. Promptly after the Effective Time (but in no event more than five (5) business days thereafter), PSC shall require the Paying Agent to mail to each record holder of Certificates, as defined in Section 1.10.3, that immediately prior to the Effective Time represented Consumers Common Shares and Consumers Preferred Shares, respectively, which have been converted pursuant to Section 1.9, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Certificates to the Paying Agent and shall be in such form and have such provisions as PSC reasonably may specify), and (ii) instructions for use in surrendering such Certificates and receiving the Merger Consideration, as defined in Section 1.10.3, to which such holder shall be entitled therefor pursuant to Section 1.9.

                  1.10.3 Exchange Procedures. Upon surrender to the Paying Agent of a Certificate representing Consumers Common Shares or Consumers Preferred Shares, respectively, for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) in connection with the surrender of Consumers Common Shares, certificates evidencing that number of whole PSC Common Shares into which Consumers Common Shares previously represented by such certificate are converted in accordance with Section 1.9.1, and the cash in lieu of fractional PSC Common Shares to which such holder is entitled pursuant to Section 1.10.6,
(ii) in connection with the surrender of Consumers Preferred Shares, certificates evidencing that number of whole PSC Common Shares into which Consumers Preferred Shares previously represented by such certificate are converted in accordance with Section 1.9.5, and the cash in lieu of fractional PSC Common Shares to which such holder is entitled pursuant to Section 1.10.6; and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10.4 (the PSC Common Shares, dividends, distributions and cash described in clauses (i), (ii), and (iii) of this Section 1.10.3 are referred to collectively as the "Merger Consideration"). The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered on the record books of Consumers, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of Consumers or its transfer agent of any Certificate representing Consumers Common Shares or Consumers Preferred Shares, respectively, and, if any such Certificate is presented to Consumers for transfer, it shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10.3, each Certificate representing Consumers Common Shares (other than a Certificate representing Consumers Common Shares to be canceled in accordance with Section 1.9.3) and each Certificate representing Consumers Preferred Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate Merger Consideration, without any interest thereon.

                  1.10.4 Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to PSC Common Shares with a record date after the Effective Time shall be paid to the holder of any Certificate, that immediately prior to the Effective Time represented Consumers Common Shares or Consumers Preferred Shares, respectively, which has not been converted pursuant to Section 1.9, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender for exchange of such Certificate in accordance with this Article 1. Following surrender for exchange of any such Certificate, there shall be paid, without interest, to the holder of certificates evidencing whole PSC Common Shares, issued in exchange therefor,
(i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid (a) with respect to the number of whole PSC Common Shares into which Consumers Common Shares represented by such Certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, and (b) with respect to the number of whole PSC Common Shares into which Consumers Preferred Shares represented by such Certificate immediately prior to the Effective Time were converted pursuant to Section 1.9, at the time of such surrender, and (ii) the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole PSC Common Shares at the appropriate payment date.

                  1.10.5 No Further Ownership Rights. The Merger Consideration paid upon the surrender for exchange of Certificates representing Consumers Common Shares or Consumers Preferred Shares, respectively, in accordance with the terms of this Article 1 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Consumers Common Shares or Consumers Preferred Shares, respectively, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date (i) prior to the Effective Time which may have been declared by Consumers on such Consumers Common Shares or Consumers Preferred Shares, respectively, in accordance with the terms of this Agreement, or (ii) prior to June 27, 1998 and which remain unpaid at the Effective Time.

                  1.10.6 No Fractional Shares. No certificates or scrip representing fractional PSC Common Shares shall be issued upon the surrender for exchange of Certificates that immediately prior to the Effective Time represented Consumers Common Shares which have been converted pursuant to
Section 1.9, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of PSC. Notwithstanding any other provisions of this Agreement, each holder of Consumers Common Shares who would otherwise have been entitled to receive a fraction of a PSC Common Share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a PSC Common Share multiplied by the Calculation Price (as that term is defined in Exhibit A).

                  1.10.7 Termination of Paying Agency. Any PSC Common Shares held by the Paying Agent which remain undistributed to the holders of the Certificates representing Consumers Common Shares or Consumers Preferred Shares, respectively, after one hundred twenty (120) calendar days following the Effective Time shall be delivered to PSC, and any holders of Consumers Common Shares or Consumers Preferred Shares, respectively, who have not theretofore complied with this Article 1 shall thereafter look only to PSC and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration and any dividends or distributions with respect to PSC Common Shares.

                  1.10.8 No Liability. Neither PSC, the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Merger Consideration payable with respect to Consumers Common Shares or Consumers Preferred Shares, respectively, delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law. If any Certificates representing Consumers Common Shares or Consumers Preferred Shares, respectively, shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.4)), any such Consumers Common Shares, Consumers Preferred Shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of PSC free and clear of all claims or interest of any person previously entitled thereto.


                                    ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF CONSUMERS

         Consumers hereby represents and warrants to PSC and Acquisition as follows:

         2.1 Organization, Standing and Corporate Authority. Consumers is a corporation duly organized and validly existing under the laws of the State of Maine and has the requisite corporate power and authority to carry on its business as now being conducted. The nature of Consumers' business does not require its qualification as a foreign corporation in any jurisdiction, except for those jurisdictions in which Consumers has so qualified and except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect, as that term is defined in Section 10.9. Consumers has delivered to PSC complete and correct copies of the Articles of Incorporation and By-Laws, as amended to the date of this Agreement, for itself and each of its subsidiaries.

         2.2 Capital Structure. The authorized capital stock of Consumers consists of: (i) 15,000,000 Consumers Common Shares, having a par value of $1.00 per share; (ii) 30,000 shares of preferred stock, having a par value of $100.00 per share, of which 15,925 shares have been designated as "Cumulative Preferred Stock, Series A" and 14,075 shares are undesignated; and (iii) 120,000 shares of preferred stock, with no par value, of which no shares have been issued (the 150,000 shares of the preferred stock are hereinafter referred to as "Consumers Preferred Shares"). At the close of business on June 24, 1998, (i) 9,008,305 Consumers Common Shares were issued and outstanding; (ii) 10,438 Consumers Preferred Shares have been issued and are outstanding; (iii) no Consumers Common Shares were held as treasury stock; (iv) no Consumers Common Shares were held by subsidiaries of Consumers; (v) 925,757 Consumers Common Shares were reserved for issuance pursuant to Consumers' (1) Dividend Reinvestment Plan ("DRIP"), (2) 401(K) Savings Plan, (3) LTIP, as defined in Section 5.6 and (4) Stock Option Plan; and (vi) no other shares, including but not limited to Consumers Common Shares or Consumers Preferred Shares, were issued and outstanding. All outstanding shares of capital stock of Consumers are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Consumers having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Consumers may vote are issued or outstanding. Section 2.2 of the Disclosure Schedule, dated as of the date hereof and executed by Consumers (the "Disclosure Schedule"), sets forth the name of each participant in Consumers' Incentive Stock Option Plan and LTIP and the number of Consumers Common Shares awarded to such participant as of the date hereof. Except as set forth above or in Section 2.2 of the Disclosure Schedule, Consumers does not have any outstanding option, warrant, subscription or other right, agreement or commitment which either obligates Consumers to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of Consumers, or which restricts the transfer of Consumers Common Shares.

         2.3      Subsidiaries.

                  2.3.1 Section 2.3.1 of the Disclosure Schedule sets forth the name of each corporation, limited liability company, general or limited partnership or other entity that is controlled, directly or indirectly, by Consumers (a "subsidiary") and the jurisdiction of its organization. Each such subsidiary is a corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or partnership power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Material Adverse Effect. Each subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

                  2.3.2 Section 2.3.2 of the Disclosure Schedule sets forth, as to each subsidiary of Consumers, its authorized capital structure and the number of its issued and outstanding shares of capital stock or other ownership units.

                  2.3.3 Except as set forth in Section 2.3.3 of the Disclosure Schedule, Consumers is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its subsidiaries, and no capital stock or other ownership units of any subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership units of any subsidiary, and there are no contracts, commitments, understandings or arrangements by which Consumers or any of its subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership units of any subsidiary or securities convertible into or exchangeable or exercisable for any such shares or units. All of such shares and other ownership units are validly issued, fully paid and nonassessable and, except as set forth in Section 2.3.3 of the Disclosure Schedule, are owned by Consumers, or by another wholly-owned subsidiary of Consumers, free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

         2.4 Authority; Noncontravention. Consumers has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Consumers and the consummation by Consumers of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Consumers, subject, in the case of the Merger, to the approval of its shareholders as set forth in Section 4.2. This Agreement has been duly executed and delivered by Consumers and, assuming this Agreement has been duly executed and delivered by PSC and Acquisition, constitutes a valid and binding obligation of Consumers, enforceable against Consumers in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in Section 2.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Articles of Incorporation or Bylaws of Consumers or the comparable documents of any of its subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Consumers or any of its subsidiaries is a party or by which Consumers or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not have a Material Adverse Effect nor materially and adversely affect Consumers' ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, utility regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") which has not been received or made, is required by or with respect to Consumers in connection with the execution and delivery of this Agreement by Consumers or the consummation by it of any of the transactions contemplated hereby, except for (a) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger, (b) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement relating to the approval by the shareholders of Consumers and PSC of the Merger and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of articles of merger with the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of other states in which Consumers is qualified to do business, and (d) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.4 of the Disclosure Schedule.

         2.5      Consumers SEC Documents and Financial Statements.

                  2.5.1 Except as set forth in Section 2.5.1 of the Disclosure Schedule, Consumers, and each of its subsidiaries that is or was required to do so, has timely filed all required reports, schedules, forms, statements and other documents with the SEC from January 1, 1993 through June 27, 1998 (the "Consumers SEC Documents"). (All such documents filed by Consumers with the SEC from June 27, 1998 until the Closing Date shall also be included in the definition of Consumers SEC Documents.) As of their respective dates, the Consumers SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Consumers SEC Documents, and none of the Consumers SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There have been filed as exhibits to, or incorporated by reference in the Form 10K most recently filed by Consumers with the SEC all contracts which, as of the date hereof, are material as described in Item 601(b)(10) of Regulation S-K. Consumers has heretofore delivered to PSC in the form filed with the SEC, all of the Consumers SEC Documents.

                  2.5.2 The consolidated financial statements of Consumers included in the Consumers SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Consumers and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments, none of which is material).

                  2.5.3 Except as disclosed in the Consumers SEC Documents or in the Disclosure Schedule, neither Consumers nor any of its subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action (including but not limited to those relating to any Consumers Benefit Plan (as defined in Section 2.8.1) formerly maintained by Consumers or any of its subsidiaries or a Consumers ERISA Affiliate (as defined in Section 2.8.1) on or after December 31,
1997) that have been or, to the knowledge of Consumers, are reasonably likely to be asserted against Consumers or any of its subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in Consumers' Annual Report on Form 10-K for the year ended December 31, 1997 (the "Consumers Base Balance Sheet"), or included in the notes to Consumers Base Balance Sheet, (ii) for normal and recurring liabilities incurred since December 31, 1997, in the ordinary course of business consistent with past practice, or
(iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Material Adverse Effect.

         2.6 Absence of Certain Changes or Events. Except as disclosed in the Consumers SEC Documents or in Section 2.6 of the Disclosure Schedule, since the date of the Consumers Base Balance Sheet, Consumers and its subsidiaries have conducted their business only in the ordinary course, and, except as otherwise expressly permitted by this Agreement, there has not been (i) any change which has had or which could have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Consumers' outstanding capital stock (other than regular quarterly cash dividends in accordance with usual record and payment dates and in accordance with Consumers' present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its outstanding capital stock, (iv) any entry by Consumers or any of its subsidiaries into any employment, severance, change of control, termination or similar agreement with any officer, director or other employee, or any increase in the compensation or severance or termination benefits payable to any director, officer or other employee of Consumers or any of its subsidiaries (except in the case of employees in the ordinary course of business consistent with prior practice, or as was required under employment agreements in effect as of the date of the Consumers Base Balance Sheet), or (v) any change in the method of accounting or policy used by Consumers or any of its subsidiaries, except as permitted by GAAP.

         2.7      Real and Personal Property.

                  2.7.1 Consumers and its subsidiaries own, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as disclosed in the Consumers SEC Documents or
Section 2.7.1 of the Disclosure Schedule, neither Consumers' nor any of its subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("encumbrances"), except for such encumbrances as are not in the aggregate reasonably likely to have a Material Adverse Effect. All such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of Consumers and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Material Adverse Effect.

                  2.7.2 Except as otherwise disclosed in the Consumers SEC Documents or Section 2.7.2 of the Disclosure Schedule, all personal property that is owned by Consumers or any of its subsidiaries and used by any of them in the conduct of their respective businesses is owned free and clear of any encumbrances, except for such encumbrances as are not in the aggregate reasonably likely to have a Material Adverse Effect. All property that is owned or used by Consumers is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of Consumers and its subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Material Adverse Effect.

         2.8      Employee Matters; ERISA.

                  2.8.1 Section 2.8.1 of the Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program or arrangement covering employees, former employees or directors of Consumers (or any of its subsidiaries, including, but not limited to any "Consumers ERISA Affiliate" (any entity required to be aggregated with Consumers pursuant to Code Section 414(b),
(c) or (m))), or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if Consumers, or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate), could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other plan or contract for personal services with or covering any current officer, key employee or director or any consulting contract with any person who prior to entering into such contract was a director or officer of Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) (whether or not terminated, if Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) could have statutory or contractual liability with respect thereto on or after the date hereof); and (iii) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 maintained or contributed to by Consumers or any Consumers ERISA Affiliate at any time during the seven (7) year period immediately preceding the date hereof (such plans and arrangements described in paragraphs (i), (ii) and (iii) of this Section 2.8.1 to be referred to collectively as the "Consumers Benefit Plans"). With respect to each Consumers Benefit Plan, Section 2.8.1 of the Disclosure Schedule contains a true and complete list of the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust, whether or not a grantor trust, insurance contract, custodial account, agency agreement, Voluntary Employees Beneficiary Association ("VEBA") as that term is referred to in Code Section 501(c)(9), or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Consumers Benefit
Plan).

                  2.8.2 Except as disclosed in Section 2.8.2 of the Disclosure Schedule, all contributions and other payments required to have been made by Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) pursuant to any Consumers Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or the amount of such payment or contribution obligation has been reflected in Consumers' financial statements reflected in the Consumers SEC Documents.

                  2.8.3 Except as disclosed in Section 2.8.3 of the Disclosure Schedule, each Consumers Benefit Plan that is an "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) is "qualified" within the meaning of Code Section 401(a), both as to form and operation, and the IRS has determined that each such Consumers Benefit Plan is qualified as to form (as evidenced by the issuance of a favorable determination letter), and, to the knowledge of Consumers, no event or condition exists or has occurred that could result in the revocation of any such IRS determination. Consumers and each Consumers ERISA Affiliate are in compliance with, and each Consumers Benefit Plan is and has been operated in compliance with, all applicable laws, rules and regulations governing such plan, including without limitation ERISA and the Code. Moreover, neither Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) nor any other individual or entity has engaged in any transaction with respect to any Consumers Benefit Plan as a result of which Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) could be subject to liability pursuant to ERISA
Section 409 or 502 or subject to an excise tax pursuant to Code Section 4975. In addition, except as otherwise disclosed in Section 2.8.3 of the Disclosure Schedule, no Consumers Benefit Plan that is an "employee pension benefit plan" (within the meaning of ERISA Section 3(2)): (i) is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the Department of Labor, or any other Governmental Entity; (ii) is the subject of any pending application for administrative relief under any voluntary compliance program of any Governmental Entity (including without limitation the IRS's Voluntary Compliance Resolution Program, Closing Agreement Program, or Walk-in Closing Agreement Program or the Department of Labor's Delinquent Filer Voluntary Compliance Program), and no Consumers Benefit Plan has engaged in any act of "self-correction" under the IRS's Administrative Policy Regarding Self-Correction; and (iii) all filings required by ERISA and the Code as to each Consumers Benefit Plan have been timely filed, and all required notices and disclosures to participants in such Consumers Benefit Plans have been timely provided.

                  2.8.4 Except as disclosed in Section 2.8.4 of the Disclosure Schedule, with respect to Consumers Benefit Plans, individually and in the aggregate, no termination or partial termination of any Consumers Benefit Plan or other event has occurred and, to the knowledge of Consumers, there exists no condition or set of circumstances that could subject Consumers or any Consumers ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such plan or to the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course, and excluding liability for PBGC insurance premiums payable in the ordinary course.

                  2.8.5 Except as disclosed in Section 2.8.5 of the Disclosure Schedule, no Consumers Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

                  2.8.6 Consumers has made available to PSC a true and correct copy of the following items with respect to each Consumers Benefit Plan, as may be applicable: (i) each collective bargaining agreement to which Consumers or any Consumers ERISA Affiliate is a party or under which Consumers or any Consumers ERISA Affiliate has obligations; (ii) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description; (iii) the IRS Form 5500, including all applicable financial statements and schedules and opinions of independent accountants, for the three (3) most recent plan years;
(iv) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document); (v) the most recent IRS determination letter with respect to the qualified status under Code Section 401(a) of such plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued; (vi) the most recent actuarial reports or valuations; (vii) all personnel, payroll, and employment manuals and policies applicable to Consumers employees; (viii) a written description of any Consumers Benefit Plan that is not otherwise in writing; (ix) a reasonably representative sample of notifications to affected employees of their rights under ERISA
Section 601 and Code Section 4980B; and (x) all notices that were given by Consumers or any Consumers ERISA Affiliate to the IRS, or the United States Department of Labor, and all notices given to Consumers or any Consumers ERISA Affiliate by the IRS or the United States Department of Labor, during the last four (4) calendar years.

                  2.8.7 Except as disclosed in Section 2.8.7 of the Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any: (i) payment (whether of severance pay or otherwise) becoming due from Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) under any applicable Consumers Benefit Plans to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement; (ii) benefit under any Consumers Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement; (iii) payment that will be non-deductible to Consumers or subject to tax under Code Sections 280G or 4999; or (iv) requirement that Consumers will be required to "gross up" or otherwise compensate any individual because of the imposition of any excise tax on a payment to such person.

                  2.8.8 Except as disclosed in Section 2.8.8 of the Disclosure Schedule, each Consumers Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA, has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such plan's actuary in preparing such plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such plan was to be terminated as of the date hereof. No Consumers Benefit Plan subject to the minimum funding requirements of ERISA Section 302 and Code
Section 412 has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302 and Code Section 412).

                  2.8.9 Except as disclosed in Section 2.8.9 of the Disclosure Schedule, no Consumers Benefit Plan is or was a "multiemployer plan" (within the meaning of ERISA Section 4001(a) (3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and neither Consumers nor any of its subsidiaries (including, but not limited to, any Consumers ERISA Affiliate), has been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. With respect to any Consumers Benefit Plan that is listed in Section 2.8.9 of the Disclosure Schedule as a multiemployer plan, neither Consumers nor any of its subsidiaries (including, but not limited to, any Consumers ERISA Affiliate) have made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, therefrom at any time during the five (5) calendar year period immediately preceding June 27, 1998 and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal."

                  2.8.10 Except as disclosed in Section 2.8.10 of the Disclosure
Schedule: (i) neither Consumers nor any subsidiary of Consumers (including, but not limited to, any Consumers ERISA Affiliate) is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice; and (ii) after review of all Consumers Benefit Plan documents, Consumers and its subsidiaries, acting alone or together, (including, but not limited to, any Consumers ERISA Affiliate) may, without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Consumers Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Consumers Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate), effective as of any date before, on, or after the Effective Time.

                  2.8.11 Except as disclosed in Section 2.8.11 of the Disclosure
Schedule: (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(b)) for which the thirty (30) calendar day notice requirement has not been waived by the PBGC has occurred with respect to any Consumers Benefit Plan, and (ii) no liability, claim, action or litigation has been made, commenced, or threatened, by or against Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate) with respect to any Consumers Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course).

                  2.8.12 Except as disclosed in Section 2.8.12 of the Disclosure Schedule, the operation and administration of any Consumers Benefit Plan by Consumers (or any of its subsidiaries, including, but not limited to, any Consumers ERISA Affiliate), and, where applicable, to the knowledge of Consumers, by any independent third-party service provider or other such entity providing administrative services to, or on behalf of, such Consumers Benefit Plan, will not result in a Year 2000 Problem with a Material Adverse Effect.

         2.9 Taxes. Except as disclosed in Section 2.9 of the Disclosure Schedule and except for payments required to be made pursuant to Article 4 hereof:

                  2.9.1 Consumers and each of its subsidiaries has duly filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All tax returns filed by Consumers and each of its subsidiaries are complete and accurate in all material respects. Consumers and each of its subsidiaries has paid (or Consumers has paid on the subsidiaries' behalf) all taxes due on such returns, and the most recent financial statements contained in the Consumers SEC Documents and all Consumers SEC Documents filed prior to the Closing Date reflect an adequate reserve for all taxes payable by Consumers and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  2.9.2 No deficiencies for any taxes have been proposed, asserted or assessed against Consumers or any of its subsidiaries that are not adequately reserved for, and no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal income tax returns of Consumers and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income taxes due from Consumers or any of its subsidiaries has expired, through such taxable years as are set forth in Section 2.9.2 of the Disclosure Schedule.

                  2.9.3 As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

                  2.9.4 Neither Consumers nor any of its subsidiaries has made, or is obligated to make, in connection with the transactions contemplated by this Agreement or otherwise, any payments that will not be deductible because of the application of Section 280G or Section 162(m) of the Code.

                  2.9.5 Neither Consumers nor any of its subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of Consumers and its subsidiaries for the three (3) years ended December 31, 1996.

         2.10 Compliance With Applicable Laws. Except as disclosed in Section
2.10 of the Disclosure Schedule:

                  2.10.1 The business of Consumers and each of its subsidiaries is being conducted in compliance, in all material respects, with all applicable laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three (3) years were properly filed and were in compliance in all material respects with such laws.

                  2.10.2 Except as disclosed in the Consumers SEC Documents, Consumers and each of its subsidiaries has all material licenses (including, without limitation, utility licenses), permits, authorizations, franchises and rights (collectively, "Licenses") which are necessary for it to own or lease, as the case may be, and operate its properties and assets and to conduct its business as now conducted. The business of Consumers and each of its subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All such Licenses are in full force and effect, and there are no material restrictions or limitations contained within the Licenses which would prevent Consumers from operating as it does presently, and there is no proceeding or investigation pending or, to the knowledge of Consumers, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

                  2.10.3 Each subsidiary of Consumers that has been or is required to do so has filed all forms, reports, statements and other documents required by law to be filed by it with the applicable Governmental Entity, and such forms, reports, statements and other documents, complied in all material respects with the statutory and regulatory requirements applicable thereto.

         2.11     Environmental Protection.

                  2.11.1 Except as disclosed in Section 2.11.1 of the Disclosure Schedule or as disclosed in Consumers SEC Documents, Consumers and its subsidiaries are and have been in material compliance with all applicable Environmental Laws (as defined in Section 2.11.7), except where the failure to be or to have so been in material compliance, in the aggregate, would not have a present Material Adverse Effect. Except as disclosed in Section 2.11.1 of the Disclosure Schedule, neither Consumers nor any of its subsidiaries has received any written notice from any person or Governmental Entity that alleges that Consumers or any of its subsidiaries is not or has not been in material compliance with applicable Environmental Laws, except where the failure to be or to have so been in material compliance, in the aggregate, would not have a present Material Adverse Effect.

                  2.11.2 Except as disclosed in Section 2.11.2 of the Disclosure Schedule or as disclosed in the Consumers SEC Documents, Consumers and each of its subsidiaries have obtained or have applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Consumers and its subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits and are not required to make any material expenditures in connection with any renewal application pending Governmental Entity approval, except where the failure to obtain or be in such compliance and the requirement to make such expenditures, in the aggregate, would not have a Material Adverse Effect.

                  2.11.3 Except as disclosed in Section 2.11.3 of the Disclosure Schedule or as disclosed in Consumers SEC Documents, no Environmental Claim (as defined in Section 2.11.7) is pending or, to the knowledge of Consumers, threatened (i) against Consumers or any of its subsidiaries, (ii) against any person or entity whose liability for any Environmental Claim Consumers or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations that Consumers or any of its subsidiaries owns, leases or manages, in whole or in part, or (iv) to the knowledge of Consumers, against any real property at which any Hazardous Materials, as defined in Section 2.11.7, generated or used by either Consumers or any of its subsidiaries have been stored, treated, or disposed of, that is reasonably likely in the aggregate to have a Material Adverse Effect.

                  2.11.4 Except as disclosed in Section 2.11.4 of the Disclosure Schedule or as disclosed in the Consumers SEC Documents, to the knowledge of Consumers, there has been no Release (as defined in Section 2.11.7) or threatened Release of Hazardous Materials (as defined in Section 2.11.7) that would be reasonably likely to (i) form the basis of any Environmental Claim against Consumers or any of its subsidiaries, or against any person or entity whose liability for any Environmental Claim Consumers or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, or (ii) cause damage to or diminution of real property or operations that Consumers or any of its subsidiaries owns, leases, or manages, in whole or in part, except for Releases or threatened Releases of Hazardous Materials the liability for which would not in the aggregate have a Material Adverse Effect.

                  2.11.5 Except as disclosed in Section 2.11.5 of the Disclosure Schedule, or as disclosed in the Consumers SEC Documents, to the knowledge of Consumers, with respect to any predecessor of Consumers or any of its subsidiaries, there is no Environmental Claim pending or threatened, or Release of Hazardous Materials, that would be reasonably likely to form the basis of any Environmental Claims that are reasonably likely to have, in the aggregate, a Material Adverse Effect.

                  2.11.6 To the knowledge of Consumers, Consumers has disclosed to PSC all material facts that Consumers reasonably believes are likely to require material expenditures by Consumers or any of its subsidiaries in order to comply with current applicable Environmental Laws arising from (i) the cost of pollution control equipment currently required or known to be required in the future, (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site, and (iii) any other environmental matters affecting Consumers or any of its subsidiaries.

                  2.11.7     As used in this Agreement:

                             2.11.7.1 "Environmental Claim" means any and all
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices by any person or entity (including without limitation any Governmental Entity) alleging liability or potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on, or resulting from (i) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Consumers or any of its subsidiaries or joint ventures, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws, or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, Release, or threatened Release of any Hazardous Materials.

                             2.11.7.2 "Environmental Laws" means all federal,
state and local laws, rules, regulations, ordinances, or consent decrees relating to pollution or protection of human health or the environment (including without limitation air inside any structure, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                             2.11.7.3. "Hazardous Materials" means (i) any
petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "chemical wastes", "residual wastes", "industrial wastes", or words of similar import, under any Environmental Laws, and (iii) any other chemical, material, substance or waste, exposure to or use, transport, treatment, storage, or disposal of which is now prohibited, limited or regulated under any Environmental Laws in a jurisdiction in which Consumers or any of its subsidiaries or joint ventures operates.

                             2.11.7.4 "Release" means any release, spill,
emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into any air, soil, surface water, groundwater, indoor structure, or outdoor structure.

         2.12 Litigation. Except as set forth in the Consumers SEC Documents or
Section 2.12 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Consumers, threatened against or affecting Consumers or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect Consumers' ability to consummate the transactions contemplated hereby. Neither Consumers nor any its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Consumers SEC Documents or
Section 2.12 of the Disclosure Schedule, none of Consumers' subsidiaries whose rates or services are subject to regulation by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts, or (ii) is a party to any proceeding before the Governmental Entity or on appeal from orders of a Governmental Entity.

         2.13 Labor Relations. Except as set forth in Section 2.13 of the Disclosure Schedule:


                  2.13.1 Neither Consumers nor any of its subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation issue involving employees of Consumers or any of its subsidiaries, nor does Consumers or any of its subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

                  2.13.2 There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against Consumers or any of its subsidiaries pending or, to the knowledge of Consumers, threatened that could reasonably be expected to have a Material Adverse Effect.

                  2.13.3 There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship against Consumers or any of its subsidiaries pending or, to the knowledge of Consumers, threatened that could reasonably be expected to have a Material Adverse Effect.

                  2.13.4 There is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of Consumers, threatened against or involving Consumers or any of its subsidiaries that could reasonably be expected to have a Material Adverse Effect.

                  2.13.5 Consumers and each of its subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

                  2.13.6 There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of Consumers, threatened with respect to which any current or former director, officer, employee or agent of Consumers or any of its subsidiaries is or may be entitled to claim indemnification from Consumers or any of its subsidiaries pursuant to their respective articles or certificates of incorporation or bylaws, as provided in any indemnification agreement to which Consumers or any of its subsidiaries is a party, or pursuant to applicable law that could reasonably be expected to have a Material Adverse Effect.

         2.14 Intellectual Property. Consumers and its subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights currently used or necessary for the operation of their business (collectively, the "Consumers Intellectual Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect. Except as set forth in Section 2.14 of the Disclosure Schedule, all of the Consumers Intellectual Property is owned by Consumers or one of its subsidiaries, free and clear of any and all liens, claims or encumbrances, except for those liens, claims and encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect, and neither Consumers nor any of its subsidiaries has forfeited or otherwise relinquished any of the Consumers Intellectual Property, which forfeiture would have a Material Adverse Effect. To the knowledge of Consumers, the use of the Consumers Intellectual Property by Consumers or its subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither Consumers nor any of its subsidiaries has received notice of any claim or otherwise knows that any of the Consumers Intellectual Property is invalid, conflicts with the asserted rights of any other person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of Consumers Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Material Adverse Effect.

         2.15 No Default. Neither Consumers nor any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its articles or certificate of incorporation or bylaws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is now a party or by which it or any of its properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby), or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to it, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect. Consumers and each of its subsidiaries have fulfilled, and have taken all action reasonably necessary to date to enable them to fulfill when due, all of their material obligations under all contracts, commitments and arrangements and, to the knowledge of Consumers, no breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of Consumers or any of its subsidiaries to enforce any of its rights thereunder in any material respect.

         2.16 Regulation as a Utility. Certain subsidiaries of Consumers are regulated as public utilities in the states of Maine, Ohio, Illinois, Pennsylvania, and New Jersey. Except as disclosed in Section 2.16 of the Disclosure Schedule, neither Consumers nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of Consumers is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Consumers is not a holding company under the 1935 Act. Except as disclosed in Section 2.16 of the Disclosure Schedule, no assets of Consumers or any of its subsidiaries or divisions have been disallowed in any ratemaking procedure before any Governmental Entity.

         2.17 Insurance. Except as disclosed in Section 2.17 of the Disclosure Schedule, Consumers and each of its subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are disclosed in Section 2.17 of the Disclosure Schedule. Except as disclosed in Section 2.17 of the Disclosure Schedule, neither Consumers nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy. To the knowledge of Consumers, there is no basis for any claim under D&O Insurance, as defined in Section 4.16.3. All insurance policies of Consumers and its subsidiaries are valid and enforceable policies.

         2.18 Change in Business Relationships. Except as disclosed in Section
2.18 of the Disclosure Schedule, neither Consumers nor any of its subsidiaries has knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of Consumers or any of its subsidiaries intends to discontinue, diminish or change its relationship with Consumers or any of its subsidiaries in any way that would be reasonably likely to have a Material Adverse Effect.

         2.19 Voting Requirements. The only votes of the holders of any class or series of Consumers' capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement are: (i) the affirmative vote of the holders of a majority of the outstanding Consumers Common Shares entitled to vote at the Consumers Special Meeting, as defined in Section 4.2.1, with respect to the approval of the Merger; and (ii) the affirmative vote of the holders of a majority of the outstanding Consumers Preferred Shares, if any, entitled to vote at the Consumers Special Meeting, with respect to the approval of the Merger.

         2.20 Brokers. This Agreement does not give rise to any valid claim by any person against Consumers or any of its subsidiaries for a finder's fee, brokerage commission or similar payment; except for SG Barr Devlin, which represented Consumers and whose fees and expenses shall be paid by Consumers.

         2.21 Year 2000 Problem. Except as disclosed in the Consumers SEC Documents or in Section 2.21 of the Disclosure Schedule, the Year 2000 Problem will not result in a Material Adverse Effect. For purposes of this Agreement, the term "Year 2000 Problem" shall mean the risk that computer applications used by or for the benefit of Consumers or any of its subsidiaries may be unable to recognize or perform properly certain date sensitive functions involving certain dates prior to and any date after December 31, 1999.

         2.22 Knowledge. For purposes of this Article 2, "to the knowledge of Consumers" shall mean to the knowledge of the President and Vice Presidents of Consumers and the Presidents of each of Consumers' subsidiaries, after reasonable inquiry.

         2.23 Disclosure. Matters disclosed in any of the Consumers SEC Documents, in any section of the Disclosure Schedule, or in any section of this
Article 2 shall be considered disclosed for all purposes under this Article 2.

         2.24 Fairness Opinion. Consumers has received an opinion of SG Barr Devlin, dated June 27, 1998, that as of that date the terms of the Merger are fair to the current shareholders of Consumers from a financial point of view.


                                    ARTICLE 3

              REPRESENTATIONS AND WARRANTIES OF PSC AND ACQUISITION

         PSC and Acquisition hereby jointly and severally represent and warrant to Consumers as follows:

         3.1 Organization, Standing and Corporate Authority. Each of PSC and Acquisition is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to carry on its business as now being conducted. Each of PSC and Acquisition is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect (as that term is defined in Section 10.9) on the ability of PSC or Acquisition to consummate the transactions contemplated hereby. PSC and Acquisition have delivered to Consumers complete and correct copies of their Articles of Incorporation and By-Laws, as amended to the date of this Agreement.

         3.2      Capital Structure.

                  3.2.1 The authorized capital stock of PSC consists of: (i) 40,000,000 PSC Common Shares having a par value of $.50 per share; and (ii) 1,770,819 shares of preferred stock having a par value of $1.00 per share. At the close of business on June 24, 1998, there were (i) 27,511,394 PSC Common Shares issued and outstanding, (ii) 527,577 PSC Common Shares held as treasury shares, (iii) 1,885,714 PSC Common Shares reserved for issuance under PSC's long-term incentive plans, (iv) 100,000 shares of Series A Preferred Stock reserved for issuance under PSC's Shareholder Rights Plan; (v) 32,200 shares of Series B Preferred Stock issued and outstanding; and (vi) 1,457,200 shares reserved for issuance under PSC's direct stock purchase and dividend reinvestment plan. PSC has entered into an agreement, dated June 3, 1998, by and among PSC, Philadelphia Suburban Water Company ("PSWC"), Berkshire Greens, Inc. ("Berkshire"), and Flying Hills Water Company ("FHWC"), a wholly owned subsidiary of Berkshire, pursuant to which PSC has agreed to issue 42,000 PSC Common Shares (as unregistered shares with certain piggyback registration rights) to Berkshire upon the merger of FHWC into PSWC. Except as set forth above, at the close of business on June 24, 1998, no other shares of capital stock or other voting securities of PSC were issued, reserved for issuance, or outstanding. All such outstanding PSC Common Shares are, and all PSC Common Shares which may be issued in connection with the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All the outstanding shares of capital stock of each significant subsidiary (within the meaning of Rule 1-02 of Regulation S-X) of PSC have been validly issued and are fully paid and nonassessable and are owned by PSC or a wholly-owned subsidiary, and are clear of all liens, claims, encumbrances, restraints on alienation, or other restrictions with respect to the transferability or assignability thereof (other than restrictions imposed by federal or state securities laws). Except as set forth in this Agreement, neither PSC nor any of its significant subsidiaries has any outstanding option, warrant, subscription or other agreement or commitment which either obligates PSC or any of its significant subsidiaries to issue, sell or transfer, repurchase, redeem, otherwise acquire or vote any shares of the capital stock of PSC or any of its significant subsidiaries, or which restricts the transfer of PSC Common Shares.

                  3.2.2 As of the date hereof, the authorized capital stock of Acquisition consists of 1,000 common shares, without par value, all of which are issued and outstanding and owned by PSC. All such outstanding common shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         3.3 Authority; Noncontravention. Each of PSC and Acquisition has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. Subject to the approval of their shareholders as set forth in Section 4.2.2, the execution and delivery of this Agreement by PSC and Acquisition and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PSC and Acquisition. This Agreement has been duly executed and delivered by PSC and Acquisition and, assuming this Agreement has been duly executed and delivered by Consumers, constitutes a valid and binding obligation of each of PSC and Acquisition, enforceable against each of them in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 3.3 of the PSC Disclosure Schedule and subject to the governmental filings and other matters referred to in the following sentence, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the Articles of Incorporation or By-Laws of PSC or Acquisition, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which PSC or any of its subsidiaries is a party or by which PSC or any of its subsidiaries or any of their assets is bound or affected, or (iii) contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii), to those conflicts, breaches, defaults and similar matters, which, individually or in the aggregate, would not materially and adversely affect PSC's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to PSC or Acquisition in connection with the execution and delivery of this Agreement by PSC and Acquisition or the consummation by them of any of the transactions contemplated hereby, except for
(a) the filing of premerger notification and report forms under the HSR Act with respect to the Merger, (b) the filing with the SEC of a registration statement on Form S-4 by PSC in connection with the issuance of PSC Common Shares in the merger (the "Form S-4") and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (c) the filing of articles of merger with the Pennsylvania Secretary of State and appropriate documents with the relevant authorities of the other states in which Consumers is qualified to do business, (d) required filings with the Pennsylvania Public Utility Commission, and (e) such other consents, approvals, authorizations, filings or notices as are set forth in
Section 3.3 of the PSC Disclosure Schedule.

         3.4      PSC SEC Documents and Financial Statements.

                  3.4.1 PSC has timely filed all required reports, schedules, forms, statements and other documents with the SEC from January 1, 1993 through June 27, 1998 (the "PSC SEC Documents"). (All such documents filed by PSC with the SEC from June 27, 1998 until the Closing Date shall also be included in the definition of PSC SEC Documents.) As of their respective dates (or, with respect to any amendment to the PSC SEC Documents, as of the date of the filing of such amendment), the PSC SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such PSC SEC Documents, and none of the PSC SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.4.2 The consolidated financial statements of PSC included in the PSC SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of PSC and its consolidated subsidiaries, as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring adjustments, none of which is material).

                  3.4.3 Except as disclosed in the PSC SEC Documents or in the PSC Disclosure Schedule, neither PSC nor any of its subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action that have been or, to the knowledge of PSC, are reasonably likely to be asserted against PSC or any of its subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in PSC's Annual Report on Form 10-K for the year ended December 31, 1997 (the "PSC Base Balance Sheet"), or included in the notes to the PSC Base Balance Sheet, (ii) for normal and recurring liabilities incurred since December 31, 1997, in the ordinary course of business consistent with past practice, and (iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Material Adverse Effect.

         3.5 Absence of Certain Changes or Events. Except as disclosed in the PSC SEC Documents or in Section 3.5 of the PSC Disclosure Schedule, since the date of the PSC Base Balance Sheet, PSC and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which has had or which would have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of PSC's outstanding capital stock (other than regular quarterly cash dividends in accordance with PSC's present dividend policy), or (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its outstanding capital stock.

         3.6 Compliance With Applicable Laws. Except as disclosed in Section 3.6 of the PSC Disclosure Schedule:

                  3.6.1 The business of PSC and each of its significant subsidiaries is being conducted in compliance, in all material respects, with all applicable laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three (3) years were properly filed and were in compliance in all material respects with such laws.

                  3.6.2 Except as disclosed in the PSC SEC Documents, PSC and each of its significant subsidiaries has all material Licenses which are necessary for it to own or lease, as the case may be, and operate its properties and assets and to conduct its business as now conducted. The business of PSC and each of its significant subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All such Licenses are in full force and effect, and there are no material restrictions or limitations contained within the Licenses which would prevent PSC from operating as it does presently, and there is no proceeding or investigation pending or, to the knowledge of PSC, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

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

                  3.6.3 Each subsidiary of PSC that has been or is required to do so has filed all forms, reports, statements and other documents required by law to be filed by it with the Pennsylvania Public Utility Commission, and such forms, reports, statements and other documents, complied in all material respects with the statutory and regulatory requirements applicable thereto.

         3.7 Litigation. Except as set forth in the PSC SEC Documents, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PSC, threatened against or affecting PSC or any of its subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to materially and adversely affect PSC's ability to consummate the transactions contemplated hereby. Neither PSC nor any its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect Except as set forth in the PSC SEC Documents or Section
3.7 of the PSC Disclosure Schedule, none of PSC or PSC's subsidiaries whose rates or services are subject to regulation by a Governmental Entity (i) has rates which have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or an appearance before the courts, or (ii) is a party to any proceeding before the Governmental Entity or on appeal from any order of the Governmental Entity.

         3.8 Brokers. This Agreement does not give rise to any valid claim by any person against PSC or any of its subsidiaries for a finder's fee, brokerage commission or similar payment, except for Salomon Smith Barney, which represented PSC, and whose fees and expenses shall be paid by PSC.

         3.9 Fairness Opinion. PSC has received an opinion of Salomon Smith Barney, dated June 26, 1998, that as of that date the terms of the Merger are fair to PSC from a financial point of view.

         3.10 Taxes. Except as disclosed in Section 3.10 of the PSC Disclosure Schedule and except for payments required to be made pursuant to Article 4 hereof:

                  3.10.1 PSC and each of its subsidiaries has duly filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. All tax returns filed by PSC and each of its subsidiaries are complete and accurate in all material respects. PSC and each of its subsidiaries has paid (or PSC has paid on the subsidiaries' behalf) all taxes due on such returns, and the most recent financial statements contained in the PSC SEC Documents and all PSC SEC Documents filed prior to the Closing Date reflect an adequate reserve for all taxes payable by PSC and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

                  3.10.2 No deficiencies for any taxes have been proposed, asserted or assessed against PSC or any of its subsidiaries that are not adequately reserved for, and no requests for waivers of the time to assess any such taxes have been granted or are pending. The federal income tax returns of PSC and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income taxes due from PSC or any of its subsidiaries has expired, through such taxable years as are set forth in Section 3.10.2 of the PSC Disclosure Schedule.

                  3.10.3 As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, premium, franchise, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever and any interest, penalties and additions to taxes relating thereto.

                  3.10.4 Neither PSC nor any of its subsidiaries has made, or is obligated to make, in connection with the transactions contemplated by this Agreement or otherwise, any payments that will not be deductible because of the application of Section 280G or Section 162(m) of the Code.

                  3.10.5 Neither PSC nor any of its subsidiaries has made any election, filed any consent or entered into any agreement with respect to taxes that is not reflected on the federal income tax returns of PSC and its subsidiaries for the three (3) years ended December 31, 1997 (copies of which returns have been made available to Consumers for review prior to the date of this Agreement).

         3.11 Regulation as a Utility. Certain subsidiaries of PSC are regulated as public utilities in the Commonwealth of Pennsylvania. Except as disclosed in
Section 3.11 of the PSC Disclosure Schedule, neither PSC nor any "subsidiary company" or "affiliate" (as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "1935 Act")) of PSC is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. PSC is not a holding company under the 1935 Act. Except as disclosed in Section
3.11 of the PSC Disclosure Schedule, no assets of PSC or any of its subsidiaries or divisions have been disallowed in any ratemaking procedure before any Governmental Entity.

         3.12 Insurance. Except as disclosed in Section 3.12 of the PSC Disclosure Schedule, PSC and each of its subsidiaries is, and has been continuously since January 1, 1993, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies engaged in the respective businesses conducted by PSC and its subsidiaries during such time period. Except as disclosed in Section 3.12 of the PSC Disclosure Schedule, neither PSC nor any of its subsidiaries has received any notice of cancellation or termination with respect to any insurance policy. To the knowledge of PSC, there is no basis for any claim under any PSC directors and officers liability insurance policy. Except as disclosed in Section 3.12 of the PSC Disclosure Schedule, to the knowledge of PSC, (i) the reserves on the books of PSC and its subsidiaries in connection with existing claims under its liability insurance policies are adequate to cover PSC's deductible or self-insured retentions under such policies, and (ii) the reserves on the books of PSC and its subsidiaries in connection with existing claims related to PSC's discontinued operations are adequate to cover such claims. All insurance policies of PSC and its subsidiaries are valid and enforceable policies.

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

         3.13 Voting Requirements. The affirmative vote of the holders of a majority of each of the outstanding PSC Common Shares entitled to vote at the PSC Special Meeting, as defined in Section 4.2.2, with respect to the approval of the Merger are the only votes of the holders of any class or series of PSC's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement. This Agreement and the Merger shall have been approved and adopted by the sole shareholder of Acquisition.

         3.14 Disclosure. Matters disclosed in any of the PSC SEC Documents, in any section of the PSC Disclosure Schedule, or in any section of this Article 3 shall be considered disclosed for all purposes under this Article 3.

         3.15 Knowledge. For purposes of this Article 3, "to the knowledge of PSC" shall mean to the knowledge of the executive officers of PSC and each of its subsidiaries, after reasonable inquiry.

                                    ARTICLE 4

                              ADDITIONAL AGREEMENTS

         4.1      Preparation of Form S-4.

                  4.1.1 Form S-4; Proxy Statement/Prospectus. As soon as practicable following the date of this Agreement, Consumers and PSC shall prepare and file with the SEC a preliminary proxy statement relating to the Consumers Special Meeting and PSC Special Meeting, and PSC shall prepare and file with the SEC the registration statement or Form S-4, in which such preliminary proxy statement will be included as a preliminary prospectus (such proxy statement, together with the prospectus relating to the PSC Common Shares, in each case as amended or supplemented from time to time, is referred to herein as the "Proxy Statement/Prospectus"). PSC shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Consumers will use its best efforts to cause the Proxy Statement/Prospectus to be mailed to Consumers' shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. PSC shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the PSC Common Shares in the Merger. Consumers shall furnish all information concerning Consumers and the holders of the Consumers Common Shares and Consumers Preferred Shares, and PSC shall furnish all information concerning PSC and Acquisition, as may be reasonably requested in connection with any such action.

                  4.1.2 Consumers Information. Consumers agrees that none of the information supplied or to be supplied by Consumers specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Consumers' shareholders and PSC's shareholders and at the time of the Consumers Special Meeting and the PSC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Consumers agrees that the Proxy Statement/Prospectus will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by PSC specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus.

                  4.1.3 PSC Information. PSC agrees that none of the information supplied or to be supplied by PSC specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to PSC's shareholders and Consumers' shareholders and at the time of the PSC Special Meeting and the Consumers' Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. PSC agrees that the Form S-4 will comply in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement/Prospectus will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Consumers specifically for inclusion or incorporation by reference therein.

                  4.1.4 SEC Filings. Consumers and PSC shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4, the Proxy Statement/Prospectus, and the other filings (collectively, the "SEC Transaction Filings") and shall provide promptly to the other Party any information that such Party may obtain that could necessitate amending any such document. Consumers and PSC will each notify the other promptly of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the SEC Transaction Filings or for additional information and will supply the other Party with copies of all correspondence between Consumers or any of its representatives or PSC and any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event shall occur that should be set forth in an amendment of, or a supplement to, any of the SEC Transaction Filings, Consumers and PSC agree promptly to prepare and file such amendment or supplement and to distribute such amendment or supplement as required by applicable law, including, in the case of an amendment or supplement to the Proxy Statement, mailing such supplement or amendment to Consumers' stockholders. PSC shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by stockholders of Consumers who may be affiliates of Consumers or PSC pursuant to Rule 145 under the Securities Act. The information provided and to be provided by Consumers and PSC for use in SEC Transaction Filings shall at all times prior to the Effective Time be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Consumers and PSC each agree to promptly correct any such information provided by it for use in the SEC Transaction Filings that shall have become false or misleading. The SEC Transaction Filings, when filed with the SEC or any appropriate government official, shall comply in all material respects with all applicable requirements of law.

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

         4.2      Shareholders Meetings.

                  4.2.1 Consumers' Shareholders Meeting. Consumers will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders (the "Consumers Special Meeting") to consider and vote upon the approval of the Merger. Subject to Section 4.7, Consumers will, through its Board of Directors, recommend to its shareholders approval of the Merger. Without limiting the generality of the foregoing, Consumers agrees that, subject to its right to terminate this Agreement pursuant to Section 4.7, its obligations pursuant to the first sentence of Section 4.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Consumers of any Acquisition Proposal (as defined in Section 4.6), or (ii) the withdrawal or modification by the Board of Directors of Consumers of its approval or recommendation of this Agreement or the Merger. Subject to Section 4.7 hereof, Consumers will use its best efforts to obtain the favorable vote of its shareholders as soon as practicable after the date hereof.

                  4.2.2 PSC's Shareholders Meeting. PSC will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene a meeting of its shareholders (the "PSC Special Meeting") to consider and vote upon the approval of the Merger and the increase in the authorized capital stock of PSC required by the Merger. PSC will, through its Board of Directors, recommend to its shareholders approval of both actions. In addition, this Agreement and the Merger shall have been approved and adopted by the sole shareholder of Acquisition.

         4.3 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

         4.4 Access to Information; Confidentiality. Upon reasonable notice, Consumers shall, and shall cause its subsidiaries to, afford to PSC and to the officers, employees, accountants, counsel, financial advisors and other representatives of PSC, reasonable access during normal business hours during the period prior to the Effective Time to all of Consumers' executive officers, properties, books, contracts, commitments, personnel and records. Upon reasonable notice, PSC shall, and shall cause its subsidiaries to, afford to Consumers and to the officers, employees, accountants, counsel, financial advisors and other representatives of Consumers, reasonable access during normal business hours during the period prior to the Effective Time to all of PSC's executive officers, properties, books, contracts, commitments, personnel and records. During such period, Consumers and PSC shall furnish promptly to the other Party a copy of each Consumers SEC Document or PSC SEC Document, as the case may be, filed by it (including any separate subsidiary) as well as all correspondence or written communication with any securities rating agency or any Governmental Entity which relates to the transactions contemplated hereby or which is otherwise material to the financial condition or operations of Consumers and its subsidiaries taken as a whole, or to PSC and its subsidiaries taken as a whole, as the case may be. During such period, Consumers and PSC shall each furnish to the other Party such other financial, operating and other data as may be reasonably required by the other Party in order to perform its investigation regarding the representations and warranties made by the other Party pursuant to this Agreement. Without limiting the foregoing, Consumers shall use its best efforts to furnish to PSC: (a) after the end of each month, any management financial reports (together with all accompanying documents) prepared with respect to such month; (b) all notices from any Governmental Entity with respect to any alleged deficiency or violation which would have a Material Adverse Effect on the financial condition or operations of any subsidiary; (c) all material filings with Governmental Entities made by any subsidiaries, (d) all material correspondence with, and any prepared summaries of meetings with, representatives of the IRS or other taxing authorities, (e) all material correspondence or communications with state Governmental Entity concerning any subsidiaries, (f) all correspondence or communications with any rating agency, and (g) copies of pleadings in all lawsuits in which the amount in controversy exceeds $25,000. Notwithstanding the foregoing, if Consumers fails to provide any document to PSC pursuant to this Section 4.4, and PSC notifies Consumers of such failure, then Consumers shall provide such document to PSC as soon as practicable thereafter, which shall cure any breach of this representation and warranty in connection therewith. Except as required by law, Consumers and PSC will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the other Party in confidence to the extent required by, and in accordance with, the provisions of the Agreement dated April 17, 1998, between Consumers and PSC (the "Consumers Confidentiality Agreement") and the Agreement dated June 15, 1998, between PSC and Consumers (the "PSC Confidentiality Agreement").

         4.5 Public Announcements. PSC and Consumers will consult with each other before issuing, and shall provide each other with a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

         4.6      Acquisition Proposals.

                  4.6.1 Consumers shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, or other advisor or representative of, Consumers or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to receipt of the approval of the Merger by the holders of the Consumers Common Shares (the "Consumers Applicable Period"), the Board of Directors of Consumers determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Consumers' shareholders under applicable law, Consumers may, in response to a Superior Proposal (as defined in Section 4.7.1) which was not solicited by it or which did not otherwise result from a breach of this Section 4.6, and subject to providing prior written notice of its decision to take such action to PSC (the "Consumers Notice") and compliance with Section 4.6.2 (a) furnish information with respect to Consumers and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by Consumers after consultation with its outside counsel) and (b) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (a "Material Business") that constitutes 15% or more of the net revenues, net income or the assets (including equity securities) of Consumers and its subsidiaries, taken as a whole, or 15% or more of any class of voting securities of Consumers or any of its subsidiaries owning, operating or controlling a Material Business, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of Consumers or any such subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Consumers or any such subsidiary, other than the transactions contemplated by this Agreement.

                  4.6.2 In addition to the obligations of Consumers set forth in
Section 4.6.1, Consumers shall promptly advise PSC orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making such request or Acquisition Proposal. Consumers shall keep PSC reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.

         4.7  Superior Proposals.

                  4.7.1 Except as expressly permitted by this Section 4.7, neither the Board of Directors of Consumers nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to PSC, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Consumers to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that during the Consumers Applicable Period the Board of Directors of Consumers determines in good faith that there is a substantial probability that the adoption of this Agreement by holders of Consumers Common Stock will not be obtained due to the existence of a Superior Proposal, the Board of Directors of Consumers may (subject to payment of the termination fee pursuant to Section 7.2.4) terminate this Agreement, but only at a time that is during the Consumers Applicable Period and is after the fifth business day following PSC's receipt of written notice advising PSC that the Board of Directors of Consumers is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; provided, that concurrently with such termination, the Board of Directors shall cause Consumers to enter into an Acquisition Agreement with respect to such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Consumers Common Stock then outstanding or all or substantially all the assets of Consumers which the Board of Directors of Consumers determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making such proposal, (a) reasonably capable of being completed, and (b) more favorable to Consumers' shareholders from a financial point of view and from a strategic point of view than the Merger and the other transactions contemplated by this Agreement.

                  4.7.2 Nothing contained in this Section 4.7 shall prohibit Consumers from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Consumers' shareholders if, in the good faith judgment of the Board of Directors of Consumers, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 4.7.1, neither Consumers nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal.

         4.8 Filings; Other Action. As promptly as practicable, (i) Consumers and PSC shall make all filings and submissions under the HSR Act and shall equally contribute to the required filing fee, and (ii) Consumers and PSC shall cooperate in all reasonable respects with each other in (a) determining if other filings are required to be made prior to the Effective Time with, or if other material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (b) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations. In connection with the foregoing, Consumers will provide PSC, and PSC will provide Consumers, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of PSC and Consumers acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of PSC and Consumers agrees to take such action as is reasonably necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions.

         4.9 Stock Exchange Listing. PSC shall use its best efforts to cause the PSC Common Shares to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date.

         4.10 Affiliates and Certain Shareholders. Prior to the Closing Date, Consumers shall deliver to PSC a letter identifying all persons who it believes to be, at the time the Merger is submitted for approval to the shareholders of Consumers, "affiliates" of Consumers for purposes of Rule 145 under the Securities Act. Consumers shall use its best efforts to cause each such person to deliver to PSC on or prior to the Closing Date a written agreement in connection with restrictions on affiliates under Rule 145, in substantially the form attached as Exhibit C, which is attached hereto and made a part hereof. PSC shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of PSC Common Shares by such affiliates, and the certificates representing PSC Common Shares received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 4.10. Consumers shall use its best efforts to obtain from each of the beneficial owners (within the meaning of Rule 13d-3 and Rule 13d-5 of the Exchange Act) of five percent (5%) or more of Consumers Common Shares such representation letters addressed to PSC and Drummond Woodsum & MacMahon as such law firm shall require in connection with the delivery of its tax opinion pursuant to Section 6.3.3.

         4.11     Employee Matters.

                 4.11.1. PSC shall, or shall cause Acquisition to, for at least one (1) year after the Effective Time, provide or cause to be provided to employees of Consumers and its subsidiaries, including former employees and family members of employees, compensation and benefit plans that are no less favorable than the Consumers Benefit Plans; provided, however, that with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. PSC shall, and shall cause Acquisition to, honor, pursuant to their terms, all employee benefit obligations to current and former employees under the Consumers Benefit Plans.

                  4.11.2 Following the Effective Time, PSC shall, and shall cause Acquisition to honor all the obligations of Consumers and its subsidiaries under the Severance Plan, Executive Severance Plan, Subsidiary Executive Severance Plans, Supplemental Employee Retirement Plan and Director Deferred Compensation Plans which have been disclosed to PSC, in accordance with their terms, as of the date hereof.

                  4.11.3 Consumers may, at its discretion, establish a program of stay-on bonuses for senior management of Consumers and its subsidiaries pursuant to which Consumers may pay such bonuses up to a total aggregate amount of $255,000 for all such bonuses to such individuals and in such individual amounts as determined by the Board of Directors of Consumers.

         4.12 Representation on PSC Board. The Board of Directors of PSC shall use its best efforts to increase the authorized number of directors as of the Effective Time so as to permit the appointment of four (4) directors of Consumers, as mutually determined by PSC and Consumers, to serve as directors of PSC, one to serve until the year 1999 PSC annual meeting, one to serve until the year 2000 PSC annual meeting, and two to serve until the year 2001 PSC annual meeting or until their respective earlier deaths, resignations or removals in accordance with PSC's Articles of Incorporation and By-Laws. PSC shall include the one individual who will serve until the year 1999 PSC annual meeting on the list of nominees for directors presented by the Board of Directors of PSC and for which said Board shall solicit proxies at the first annual meeting at which his appointed term expires. PSC shall consider including the one individual who will serve until the year 2000 PSC Annual Meeting and the two individuals who will serve until the year 2001 PSC Annual Meeting on the list of nominees for directors presented by the Board of Directors of PSC and for which said Board shall solicit proxies at the first annual meeting at which their appointed terms expire.

         4.13 Termination of Consumers' DRIP. Consumers shall have terminated its DRIP on or immediately before the Closing Date.

         4.14 Federal Income Tax Treatment. Consumers and PSC shall use their reasonable best efforts to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a)(1) of the Code and that shareholders of Consumers will not be subject to federal income tax on the receipt of PSC Common Shares in exchange for Consumers Common Shares pursuant to the Merger.

         4.15 Takeover Statute. If any state takeover statute shall become applicable to the transactions contemplated hereby, Consumers and PSC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         4.16     Continuance of Existing Indemnification Rights

                  4.16.1 For six (6) years after the Effective Time, PSC shall indemnify, defend and hold harmless any person who is now or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Consumers (an "Indemnified Person") against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such Indemnified Person is or was a director or officer of Consumers or one of Consumers' subsidiaries is or was serving at the request of Consumers as a director, officer, employee, or agent of another corporation, partnership, joint venture trust or other enterprise or one of Consumers' subsidiaries; or (ii) the Agreement or any of the transactions contemplated hereby, in each case, to the extent that any such Claim pertains to any matter or fact arising, existing or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under the MBCA, Consumers' Articles of Incorporation or By-Laws or any indemnification agreement in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any such Claim. Without limiting the generality of the preceding sentence, in the event any Indemnified Person becomes involved in any Claim, after the Effective Time, PSC shall periodically advance to such Indemnified Person its reasonable legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

                  4.16.2 PSC and Consumers agree that all rights to indemnification, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in Consumers' Articles of Incorporation, or By-Laws and any indemnification agreement in effect at the date hereof, shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time, to the extent such rights and limitations are consistent with the MBCA; provided, however, that in the event any Claim is asserted or made within such six (6) year period, all such rights, liabilities and limitations in respect of any such Claim shall continue until disposition thereof; provided further, that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the MBCA, Consumers' Articles of Incorporation, or By-Laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to PSC and provided further, that nothing in this Section 4.16 shall impair any rights or obligations of any current or former director or officer of Consumers.

                  4.16.3 PSC shall, in its sole discretion, either maintain Consumers' existing directors' and officers' liability insurance policy ("D&O Insurance") or substitute for D&O Insurance such policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that if the existing D&O Insurance expires or is canceled within six (6) years from the Effective Time, PSC shall use its best efforts to obtain substantially similar D&O Insurance; and provided further, that PSC shall not be required to pay an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. If PSC provides a substitute insurance policy for the D&O Insurance, Consumers shall use its best efforts to cause each director and officer of Consumers to complete any application required by the insurance company providing such insurance.

                  4.16.4 The provisions of this Section 4.16 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and personal representatives.

          4.17 Consulting Agreements Consumers may, at its discretion, enter into consulting agreements with such employees following their termination of employment as authorized by the Board of Directors of Consumers to provide advice and assistance in connection with the Merger and matters that may arise after the completion of the Merger, provided that the aggregate amount paid or payable under such consulting agreements shall not exceed $300,000.

                                    ARTICLE 5

            COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

          5.1 Conduct of Business by Consumers. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from June 27, 1998 to the Effective Time, Consumers has and shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use best efforts to preserve intact their current business organizations, keep in full force and effect their Licenses, keep available the services of their current key officers, employees, agents and field representatives, and preserve the goodwill of regulators or those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from June 27, 1998 to the Effective Time, Consumers has not and shall not, and shall not permit any of its subsidiaries to, without the prior written consent of PSC:

                  5.1.1 adopt or propose any change to its Articles of Incorporation or By-Laws;

                  5.1.2 (i) declare, set aside or pay any dividends on, or make any other distributions with respect to, any of Consumers' outstanding capital stock (other than dividends required to be paid on the Consumers Preferred Shares in accordance with the respective terms thereof, regular quarterly dividends on Consumers Common Shares with usual record and payment dates during any fiscal year, not in excess of $0.005 per quarter per share greater than the per share dividends for the corresponding quarter in the prior fiscal year),
(ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its outstanding capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Consumers, except for Consumers DRIP;

                  5.1.3 issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or to issue shares or units under the LTIP, specifically excluding (i) the exercise of options outstanding on June 27, 1998 or (ii) the issuance of shares or units under Consumers' DRIP;

                  5.1.4 acquire any business or any corporation, partnership, joint venture, association or other business organization or division for a purchase price in any instance greater than $500,000;

                  5.1.5 take any action that, if taken prior to the date of this Agreement, would have been required to be disclosed in Section 2.6 of the Disclosure Schedule or that would otherwise cause any of the representations and warranties contained in Article 2 not to be true and correct in all material respects;

                  5.1.6 sell, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets that are material to Consumers and its subsidiaries taken as a whole, except in the ordinary course of business;

                  5.1.7 (i) except for borrowings in the ordinary course of business under existing credit facilities, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guaranties of indebtedness owing to Consumers or any direct or indirect subsidiary of Consumers or (ii) make any loans or advances other than routine advances in the ordinary course of business to employees;

                  5.1.8 make any tax election or settle or compromise any income tax liability;

                  5.1.9 except in the ordinary course of business, modify, amend or terminate, or waive, release or assign any material rights or claims under any material agreement, license or similar instrument to which Consumers or any of its subsidiaries is a party;

                  5.1.10 authorize any of, or commit or agree to take any of, the foregoing actions; or

                  5.1.11 make or incur any obligations for capital expenditures for or on behalf of Consumers or its subsidiaries in excess of $25,000,000 for calendar year 1998, $26,000,000 for calendar year 1999, or $23,000,000 for calendar year 2000; or

                  5.1.12 increase the salary or compensation or benefits of any director, officer or employee other than in accordance with past practice, or in accordance with a program of stay-on bonuses for employees at Consumers' headquarters in Portland, Maine; or

                  5.1.13. increase the number of Directors on Consumers' Board to more than eight (8).

         5.2 Management of Consumers and its Subsidiaries. Consumers shall, from the date of this Agreement through the Effective Time, cause its management and that of its subsidiaries to consult on a regular basis and in good faith with the executive officers and representatives of PSC concerning the management of Consumers and its subsidiaries. Notwithstanding the foregoing, the business and affairs of Consumers shall continue to be managed by Consumers' directors and officers until the Effective Time.

         5.3 Conduct of Business by PSC. Except as contemplated by this Agreement or as set forth in Section 5.3 of the Disclosure Schedule, during the period from June 27, 1998 to the Effective Time, PSC has and shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use best efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from June 27, 1998 to the Effective Time, PSC has not and shall not and shall not permit any of its significant subsidiaries to, without the prior written consent of Consumers:

                  5.3.1 adopt or propose any change to its Articles of Incorporation or By-Laws, except as otherwise contemplated by this Agreement;

                  5.3.2 issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, in each case if any such action could reasonably be expected to (i) delay materially the date of mailing of the Proxy Statement/Prospectus, or (ii) if it were to occur after such date of mailing, require an amendment of the Proxy Statement/Prospectus;

                  5.3.3 acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof, in each case if any such action could reasonably be expected to (i) delay materially the date of mailing of the Proxy Statement/Prospectus, or (ii) if it were to occur after such date of mailing, require an amendment of the Proxy Statement/Prospectus; or

                  5.3.4 authorize any of, or commit or agree to take any of, the foregoing actions.

         5.4 Other Actions. Consumers and PSC shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions of the Merger set forth in
Article 6 not being satisfied.

         5.5 Pooling of Interests Accounting Treatment. Consumers and PSC shall use their best efforts to preserve the "pooling of interests" accounting treatment for the Merger.

         5.6 Termination of Long Term Incentive Plan. Consumers' Board of Directors shall terminate the Consumers Senior Management Long Term Incentive Plan ("LTIP") as of the date hereof.

                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  6.1.1 Consumers Shareholder Approval. This Agreement and the Merger shall require: (i) the affirmative vote of the holders of a majority of the outstanding Consumers Common Shares entitled to vote at the Consumers Special Meeting; and (ii) the affirmative vote of the holders of a majority of the outstanding Consumers Preferred Shares entitled to vote at the Consumers Special Meeting (collectively "Consumers Shareholder Approval").

                  6.1.2 PSC Shareholder Approval. This Agreement, the Merger, and the increase in the authorized capital stock of PSC required to consummate the transactions contemplated by this Agreement shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the PSC Special Meeting. This Agreement and the Merger shall have been approved and adopted by the sole shareholder of Acquisition.

                  6.1.3 Governmental and Regulatory Consents. Consumers and PSC shall have made all such filings, and obtained such permits, authorizations, consents, or approvals required by any Governmental Entity to consummate the transactions contemplated hereby; (collectively, the "Governmental Consents") and such Governmental Consents have become Final Orders (as hereinafter defined); provided, however, that such Governmental Consents shall impose no conditions that, in the reasonable opinion of Consumers and PSC, would be expected to have a Material Adverse Effect after giving effect to the consummation of the Merger. For purposes of this Agreement, a "Final Order" shall mean action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which all periods for appeal or reconsideration thereof, and any waiting period prescribed by law before the consummation of the transactions contemplated by this Agreement has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

                  6.1.4 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

                  6.1.5 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the Party invoking this condition shall use its best efforts to have any such order or injunction vacated.

                  6.1.6 NYSE Listing. The PSC Common Shares issuable to Consumers' shareholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  6.1.7 Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         6.2 Conditions to Obligations of PSC and Acquisition. The obligations of PSC and Acquisition to effect the Merger are further subject to the following conditions:

                  6.2.1 Representations and Warranties. The representations and warranties of Consumers contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and Consumers shall have delivered to PSC a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.1.

                  6.2.2 Performance of Obligations of Consumers. Consumers shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Consumers shall have delivered to PSC a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 6.2.2.

                  6.2.3 Opinion of Counsel. PSC shall have received an opinion dated the Closing Date of Drummond Woodsum & MacMahon, counsel to Consumers, in substantially the form attached as Exhibit D, which is attached hereto and made a part hereof.

                  6.2.4 Satisfactory Completion of Due Diligence. PSC shall have received the continuing access to the records and information concerning Consumers and the assistance of its employees, agents and representatives reasonably needed in order to complete PSC's due diligence review of Consumers and shall have completed such review on or before September 1, 1998, without identifying any facts or circumstances not previously disclosed in the Consumers SEC Documents or Disclosure Schedule that would have a Material Adverse Effect on Consumers in excess of $2,000,000 in the aggregate.

                  6.2.5 Pooling-of-Interests. The Merger shall, as of the date of the Closing, meet the requirements for pooling-of-interests accounting treatment under generally accepted accounted principles and under the accounting rules of the SEC.

                  6.2.6 Releases Consumers shall have obtained legally effective releases from all participants in the LTIP of any and all claims for payments or benefits from the LTIP or arising from the termination of the LTIP.

         6.3 Conditions to Obligations of Consumers. The obligation of Consumers to effect the Merger is further subject to the following conditions:

                  6.3.1 Representations and Warranties. The representations and warranties of PSC and Acquisition contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date) on and as of the Closing Date as though made on the Closing Date, and PSC and Acquisition shall have delivered to Consumers a certificate dated as of the Closing Date, signed by an executive officer of each of them and to the effect set forth in this Section 6.3.1.

                  6.3.2 Performance of Obligations of PSC and Acquisition. Each of PSC and Acquisition shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PSC and Acquisition shall have delivered to Consumers a certificate dated as of the Closing Date, signed by an executive officer of each of them and to the effect set forth in this section 6.3.2

                  6.3.3 Tax Opinion. Consumers shall have received an opinion dated the Closing Date of Drummond Woodsum & MacMahon, counsel to Consumers, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that shareholders of Consumers will not be subject to federal income tax on the receipt of PSC Common Shares in exchange for Consumers Common Shares pursuant to the Merger. In rendering such opinion, Drummond Woodsum & MacMahon shall be entitled to receive and may rely on representations contained in certificates of PSC and Consumers and representation letters of certain shareholders of Consumers.

                  6.3.4 Opinion of Counsel. Consumers shall have received an opinion dated the Closing Date of Reed Smith Shaw & McClay LLP, counsel to PSC, in substantially the form attached as Exhibit E, which is attached hereto and made a part hereof.

                  6.3.5 Satisfactory Completion of Due Diligence. Consumers shall have received the continuing access to the records and information concerning PSC and the assistance of its employees, agents and representatives reasonably needed in order to complete Consumers' due diligence review of PSC and shall have completed such review on or before September 1, 1998, without identifying any facts or circumstances not previously disclosed in the PSC SEC Documents or PSC Disclosure Schedule that would have a Material Adverse Effect on PSC in excess of $2,000,000 in the aggregate.


                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

                  7.1.1      by mutual written consent of PSC and Consumers;

                  7.1.2      by either PSC or Consumers:

                             (i) if, upon a vote at a duly held Consumers
         Special Meeting, this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of Consumers;

                             (ii) if, upon a vote at a duly held PSC Special Meeting, any required increase in the authorized common stock of PSC and this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of PSC;

                             (iii) if the Merger shall not have been consummated on or before July 1, 1999 (the "Termination Date"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the Party seeking to terminate this Agreement; provided that the Termination Date shall automatically be extended for up to six (6) months if, on July 1, 1999: (a) any of the conditions set forth in Section 6.1.3 has not been satisfied or waived, (b) all of the other conditions to the consummation of the Merger set forth in Article 6 have been satisfied or waived or can readily be satisfied, and (c) any Governmental Consent that has not yet been obtained is being pursued diligently and in good faith;

                             (iv) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                             (v) if the Board of Directors of Consumers shall have exercised its rights set forth in Section 4.7 of this Agreement; or

                  7.1.3 by Consumers upon a material breach of any representation or warranty of PSC or if PSC fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of PSC shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections 6.3.1 and 6.3.2 would be incapable of being satisfied by the Closing Date, provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; or

                  7.1.4 by PSC upon a material breach of any representation or warranty of Consumers or if Consumers fails to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Consumers shall be or become untrue in any material respect, in either case such that the conditions set forth in Sections 6.2.1 and 6.2.2 would be incapable of being satisfied by the Closing Date, provided that a willful breach shall be deemed to cause such conditions to be incapable of being satisfied by such date; or

                  7.1.5 by Consumers, if: (i) the product of the Calculation Price (as that term is defined in Exhibit A) and 1.459 is less than $28.000;
(ii) the Adjustment Election Period (as that term is defined in Exhibit A) has expired and PSC has not made an Adjustment Election (as that term is defined in Exhibit A); and (iii) the Board of Directors of Consumers determines at any time during the three (3) business day period commencing on the expiration of the Adjustment Election Period (the "Consumers Evaluation Period"), that it elects to exercise its termination right pursuant to this Section 7.1.5. Consumers shall give prompt written notice of its intention to terminate (the "Termination Notice"), which termination shall be effective at the close of business on the final day of the Consumers Evaluation Period (which termination may be withdrawn at any time prior to the effectiveness of the termination).

         7.2      Effect of Termination.

                  7.2.1 In the event of termination of this Agreement by either Consumers or PSC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PSC or Consumers, other than Section 7.2, Section 10.2, and the last sentence of Section 4.4.

                  7.2.2 In the event of termination of this Agreement by PSC pursuant to Section 7.1.4, Consumers shall pay PSC $1,250,000 in cash, as liquidated damages, within sixty (60) calendar days of such termination, provided that PSC shall not be in material breach of its obligations under this Agreement. Such damages, if payable, shall be paid only once.

                  7.2.3 In the event of termination of this Agreement by Consumers pursuant to Section 7.1.3, PSC shall pay Consumers $1,250,000 in cash, as liquidated damages, within sixty (60) calendar days of such termination, provided that Consumers shall not be in material breach of its obligations under this Agreement. Such damages, if payable, shall be paid only once.

                  7.2.4 In the event of termination of this Agreement by either PSC or Consumers pursuant to Section 7.1.2(v), or in the event of termination of this Agreement by PSC or Consumers pursuant to Section 7.1.2(i) if at the time of the Consumers Special Meeting there was an Acquisition Proposal as defined in
Section 4.6 and within twelve (12) months after the Consumers Special Meeting a transaction is agreed to with the person or entity that made such Acquisition Proposal, and such transaction is subsequently consummated, Consumers shall pay PSC $9,000,000 in cash, as a termination fee and not as a penalty, within sixty
(60) calendar days of such termination or consummation, whichever is later, provided that PSC shall not be in material breach of its obligations under this Agreement.

                  7.2.5 In the event of termination of this Agreement pursuant to Section 7.1.5, there shall be no termination fee due or payable to either Consumers or PSC.

                  7.2.6 The payments provided in Sections 7.2.2, 7.2.3 and 7.2.4 shall be the Parties' sole and exclusive remedies hereunder for the termination of this Agreement under the circumstances in which such payments are paid (regardless of any breach of this Agreement), and upon such delivery of such payment to PSC or Consumers, as the case may be, no person shall have any further claim or rights against Consumers, PSC or Acquisition under this Agreement.

         7.3 Amendment. Subject to the applicable provisions of the Pennsylvania Code, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of the Merger by the shareholders of Consumers, no amendment shall be made which reduces the Merger Consideration payable in the Merger or adversely affects the rights of Consumers' shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

         7.4 Extension; Waiver. At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) subject to
Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section
7.4 shall, in order to be effective, require in the case of PSC or Consumers, action by its Board of Directors.

                                    ARTICLE 8

                             SURVIVAL OF PROVISIONS

         8.1 Survival. The representations and warranties respectively required to be made by Consumers and PSC and Acquisition in this Agreement, or in any certificate, respectively, delivered by Consumers or PSC and Acquisition pursuant to Section 6.2 or Section 6.3 hereof, will terminate upon the Closing and be of no further force or effect.

                                    ARTICLE 9

                                     NOTICES

         9.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), transmitted by facsimile, or delivered by courier, as follows:

                  If  to Consumers, to:

                           Consumers Water Company
                           Three Canal Plaza
                           P.O. Box 599
                           Portland, Maine  04112-0599
                           Attention:     Peter L. Haynes, President and CEO
                           Telephone:     (207) 828-5913
                           Facsimile:     (207) 761-7903
         with a copy to:

                           Drummond Woodsum & MacMahon
                           254 Commercial Street
                           P. O. Box 9781
                           Portland, Maine  04104-5081
                           Attention:     Joseph L. Delafield, III, Esquire
                           Telephone:     (207) 772-1941
                           Facsimile:     (207) 772-3627


         If to PSC, to:

                           Philadelphia Suburban Corporation
                           762 West Lancaster Avenue
                           Bryn Mawr, Pennsylvania  19010-3489
                           Attention:    Nicholas DeBenedictis,
                                         Chairman, President and CEO
                           Telephone:     (610) 645-1114
                           Facsimile:     (610) 645-1061


         If to Acquisition, to:

                           Consumers Acquisition Company
                           762 W. Lancaster Avenue
                           Bryn Mawr, Pennsylvania  19010-3489
                           Attention:    Nicholas DeBenedictis,
                                         Chairman and President
                           Telephone:     (610) 645-1114
                           Facsimile:     (610) 645-1061


         with copies to:

                           Reed Smith Shaw & McClay LLP
                           2500 One Liberty Place
                           1650 Market Street
                           Philadelphia, Pennsylvania 19103
                           Attention:     Peter J. Tucci, Esquire
                           Telephone:     (215) 851-8130
                           Facsimile:     (215) 851-1420


         All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 9.1 will, whether sent by mail, facsimile or courier, be deemed given upon the first business day after actual delivery to the Party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such Party or by facsimile confirmation). Any Party from time to time may change its address for the purpose of notices to that Party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the Party sought to be charged with the contents thereof. For purposes of this Section 9.1, "business day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Philadelphia, Pennsylvania are authorized or obligated to close under the laws of the Commonwealth of Pennsylvania.

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes, except as set forth in Section 4.4 with respect to the Confidentiality Agreement, all prior communications, agreements, understandings, representations and warranties, whether oral or written, between the parties hereto. There are no oral or written agreements, understandings, representations or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement.

         10.2 Expenses. Consumers, PSC, and Acquisition each will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that (i) the filing fee in respect of the notification and report under the HSR Act, and (ii) the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement/Prospectus and the preparation and filing of the Form S-4 shall be borne equally by Consumers and PSC.

         10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         10.4 No Third Party Beneficiary. Except as expressly provided herein, this Agreement is not intended and may not be construed to create any rights in any parties other than Consumers, PSC and Acquisition and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

         10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to the principles of conflicts of law).

         10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld, and any such assignment that is not consented to shall be null and void. Notwithstanding the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns including but not limited to any entity that is a successor, by merger or otherwise, of PSC.

         10.7 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) all references to "dollars" or "$" refer to currency of the United States of America; (vi) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, trust or other entity, enterprise, authority or business organization; and (vii) the term "or" is disjunctive but not necessarily exclusive.

         10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Consumers or PSC and Acquisition under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         10.9 Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial condition, or prospects of either Consumers or PSC and their subsidiaries, as the case may be, taken as a whole, provided, however, that Material Adverse Effect shall not be deemed to include (a) reasonable expenses incurred in connection with the transactions contemplated hereby, and (b) actions or omissions by either Consumers or PSC, or any of their subsidiaries, as the case may be, taken with the prior written consent of the other Party in connection with the transactions contemplated hereby.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Consumers, PSC and Acquisition effective as of the date first written above.



                               PHILADELPHIA SUBURBAN CORPORATION



                               By:      Nicholas DeBenedictis
                                        -------------------------------------
                               Name:    Nicholas DeBenedictis
                               Title:   Chairman, President and
                                        Chief Executive Officer


                               CONSUMERS ACQUISITION COMPANY



                               By:      Nicholas DeBenedictis
                                        -------------------------------------
                               Name:    Nicholas DeBenedictis
                               Title:   Chairman and President


                               CONSUMERS WATER COMPANY



                               By:      Peter L. Haynes
                                        -------------------------------------
                               Name:    Peter L. Haynes
                               Title:   President and Chief Executive Officer

================================================================================


                                    EXHIBIT A

                                 Exchange Ratio


================================================================================

                  The "Exchange Ratio" shall be 1.459. If the Exchange Ratio is adjusted pursuant to this Exhibit A, then any references in this Agreement to the Exchange Ratio shall thereafter refer to the Exchange Ratio as adjusted.

                  Notwithstanding any other provisions in this Agreement, if the product of 1.459 and the Calculation Price (as defined below) exceeds $32.000, then the Exchange Ratio shall equal the quotient determined by dividing $32.000 by the Calculation Price (rounded to the nearest one-thousandth of a dollar).

                  If the product of 1.459 and the Calculation Price is less than $28.000, then, during the three (3) business day period commencing on the Determination Date (the "Adjustment Election Period"), PSC shall have the option, but not the obligation, of adjusting the Exchange Ratio (an "Adjustment Election") to equal the quotient determined by dividing $28.000 by the Calculation Price (rounded to the nearest one-thousandth of a dollar) by delivering written notice (the "Adjustment Election Notice") to Consumers within the Adjustment Election Period of its intention to so adjust the Exchange Ratio.

                  The Calculation Price is the volume weighted average (rounded to the nearest one-thousandth of a dollar) of the trading prices of PSC Common Stock on the New York Stock Exchange ("NYSE"), as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for each of the ten (10) consecutive trading days ending five (5) days before the Determination Date. The "Determination Date" is the date on which all the conditions to Closing (other than those conditions that by their terms cannot be satisfied until the Closing Date) set forth in Article 6 have been satisfied or waived.

================================================================================

                                    EXHIBIT B

             Articles of Incorporation of the Surviving Corporation

================================================================================

                      ARTICLES OF INCORPORATION-FOR PROFIT
                                       OF

                          Caribbean Acquisition Company

                      A TYPE OF CORPORATION INDICATED BELOW

Indicate type of domestic corporation:

   x   Business-stock (15 Pa.C.S.ss.1306)                      Management (15 Pa.C.S.ss.2702)
  ---                                                     ---
      Business-nonstock (15 Pa.C.S.ss.2102)                    Professional (15 Pa.C.S.ss.2903)
  ---                                                     ---
      Business-statutory close (15 Pa.C.S.ss.2303)             Insurance (15 Pa.C.S.ss.3101)
  ---                                                     ---
                         Cooperative (15 Pa.C. S. ss. 7102)
                     ---
              DSCB:15-1306/2102/2303/2702/2903/3101/7102A (Rev 91)

        In compliance with the requirements of the applicable provisions of 15 Pa.C.S. (relating to corporations and unincorporated associations) the undersigned, desiring to incorporate a corporation for profit hereby, state(s) that:


1.    The name of the corporation is:       Caribbean Acquisition Company


2. The (a) address of this corporation's initial registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is:

      (a)762  West Lancaster Avenue         Bryn Mawr         PA       19010-3489       Montgomery
         ------------------------------------------------------------------------------------------------
         Number and Street                 City             State          Zip            County


      (b) c/o     N/A
             ------------------------------------------------------------------------------------------------
      ____ Name of Commercial Registered Office Provider                     County

      For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The corporation is incorporated under the provisions of the Business Corporation Law of 1988.

4.    The aggregate number of shares authorized is: 1000 shares of common stock.

5. The name and address, including number and street, if any, of each incorporator is:

      Name                       Address

      Charles E. Rhodes          1650 Market Street, 2500 One Liberty Place,
                                 Philadelphia, Pennsylvania, 19103





DSCB: 15-1306/2102/2303/2702/2903/3101/7102A (Rev 91)-2

6.    The specified effective date, if any, is:

                   June              26               1998
                   -----------------------------------------------------------
                   month            day               year       hour,  if any

7.    Any additional provisions of the articles are attached.  See Exhibit A.

IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 26th day of June, 1998.

        Charles E. Rhodes
----------------------------------
(Signature)

                                    Exhibit A

7.  Personal Liability of Directors.

                  (a) Elimination of Liability. To the fullest extent that the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

                  (b) Nature and Extent of Rights. The provisions of this Article shall be deemed to be a contract with each director of the Corporation who serves as such at any time while this Article is in effect and each such director shall be deemed to be so serving in reliance on the provisions of this Article. Any amendment or repeal of this Article or adoption of any By-law or provision of the Articles of the Corporation which has the effect of increasing director liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a director prior thereto.

8. Indemnification of, and Advancement of Expenses to, Directors, Officers and Others.

                  (a) Right to Indemnification. Except as prohibited by law, every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which he or she may be involved in any manner, as a party, witness or otherwise, or is threatened to be made so involved, by reason of such person being or having been a director or officer of the Corporation or of a subsidiary of the Corporation or by reason of the fact that such person is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation or of a partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as an "Action"), provided that no such right of indemnification shall exist with respect to an Action initiated by an indemnitee (as hereinafter defined) against the Corporation (an "Indemnitee Action") except as provided in the last sentence of this Section (a). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent that the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article. As used in this Article, "indemnitee" shall mean each director and officer of the Corporation and each other person denominated by the Board of Directors as entitled to the benefits of this Article, "expenses" shall mean all expenses actually and reasonably incurred, including fees and expenses of counsel selected by an indemnitee, and "liabilities" shall include amounts of judgments, excise taxes, fines, penalties and amounts paid in settlement. An indemnitee shall be entitled to be indemnified pursuant to this Section (a) for expenses incurred in connection with any Indemnitee Action only if (i) the Indemnitee Action is instituted under Section (c) of this Article and the indemnitee is successful in whole or in part in such Action, (ii) the indemnitee is successful in whole or in part in another Indemnitee Action for which expenses are claimed, (iii) the indemnification for expenses is included in a settlement of, or is awarded by a court in, such other Indemnitee Action or (iv) such Indemnitee Action was authorized by the Board of Directors.

                  (b) Right to Advancement of Expenses. Every indemnitee shall be entitled as of right to have his or her expenses in defending any Action, or in initiating and pursuing any Indemnitee Action for indemnity or advancement of expenses under Section (c) of this Article, paid in advance by the Corporation prior to final disposition of such Action or Indemnitee Action, provided that the Corporation receives a written undertaking by or on behalf of the indemnitee to repay the amount advanced if it should ultimately be determined that the indemnitee is not entitled to be indemnified for such expenses.

                  (c) Right of Indemnitee to Initiate Action. If a written claim under Section (a) or Section (b) of this Article is not paid in full by the Corporation within thirty (30) days after such claim has been received by the Corporation, the indemnitee may at any time thereafter initiate an Indemnitee Action to recover the unpaid amount of the claim and, if successful in whole or in part, the indemnitee shall also be entitled to be paid the expense of prosecuting such Indemnitee Action. The only defense to an Indemnitee Action to recover on a claim for indemnification under Section (a) of this Article shall be that the indemnitee's conduct was such that under Pennsylvania law, the Corporation is prohibited from indemnifying the indemnitee for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such Indemnitee Action that indemnification of the indemnitee is proper under the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the indemnitee's conduct was such that indemnification is prohibited by Pennsylvania law, shall be a defense to such Indemnitee Action or create a presumption that the indemnitee's conduct was such that indemnification is prohibited by Pennsylvania law. The only defense to an Indemnitee Action to recover on a claim for advancement of expenses under Section (b) of this Article shall be the indemnitee's failure to provide the undertaking required by Section
(b) of this Article.

                  (d) Insurance and Funding. The Corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any Action, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Article. The Corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

                  (e) Non-Exclusivity; Nature and Extent of Rights. The rights to indemnification and advancement and/or payment of expenses provided for in this Article (i) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which any indemnitee may be entitled under any agreement, any provision of these Articles of Incorporation or the By-Laws, any vote of shareholders or directors or otherwise, (ii) shall be deemed to create contractual rights in favor of each indemnitee who serves the Corporation at any time while this Article is in effect (and each such indemnitee shall be deemed to be so serving in reliance on the provisions of this Article), and (iii) shall continue as to each indemnitee who has ceased to have the status pursuant to which he or she was entitled or was denominated as entitled to indemnification under this Article and shall inure to the benefit of the heirs and legal representatives of each indemnitee. Any amendment, modification or repeal of this Article or adoption of any provision of the Articles of Incorporation or By-laws of the Corporation which has the effect of limiting in any way the rights to indemnification or advancement of expenses provided for in this Article shall operate prospectively only and shall not affect any action taken, or failure to act, by an indemnitee prior to such amendment, modification or repeal or the adoption of such provision.

                  (f) Partial Indemnity. If an indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses or liabilities paid or incurred by the indemnitee in the preparation, investigation, defense, appeal or settlement of any Action or Indemnitee Action but not, however, for the total amount thereof, the Corporation shall indemnify the indemnitee for the portion of such expenses or liabilities to which the indemnitee is entitled.

  ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION
                              DSCB:15-1915 (Rev 90)

         In compliance with the requirements of 15 Pa.C.S. section 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states:

1.   The name of the corporation is:        Caribbean Acquisition Company
                                     ------------------------------------------


2.   The (a) address of this corporation's current registered office in the Commonwealth or (b)
     name of its commercial registered office provider and the county of venue is (the
     Department is hereby authorized to correct the following information to conform to the records of the Department):

     (a)   762 West Lancaster Avenue         Bryn Mawr      PA        19010-3489     Montgomery
        ---------------------------------------------------------------------------------------
               Number and Street               City        State          Zip          County

     (b)  c/o:
              ---------------------------------------------------------------------------------
               Name of Commercial Registered Office Provider                  County

     For a corporation represented by a commercial registered provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3.   The statute by or under which it was incorporated is:       15 Pa.C.S. Section 1306
                                                           ------------------------------------

4.   The date of its incorporation is:           June 26, 1998
                                      -----------------------------------------------------------

5.  (Check, and if appropriate complete, one of the following):

    |X| The amendment shall be effective upon filing these Articles of Amendment in the
        Department of State.

    |_| The amendment shall be effective on:                       at
                                             --------------------        ---------------------
                                                      Date                         Hour

6.  (Check one of the following):

    |_| The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. section 1914(a) and (b).
    |X| The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. section 1914(c).

7.  (Check, and if appropriate complete, one of the following):

    |X| The amendment adopted by the corporation, set forth in full, is as follows:

                  Article 1 is to be amended as follows:
                  "The name of this corporation is:  Consumers Acquisition Company"

    |_| The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.


8. (Check if the amendment restates the Articles):

     |_| The restated Articles of Incorporation supersede the original Articles and all amendments thereto.



         IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 6th day of August, 1998.




                                            CARIBBEAN ACQUISITION COMPANY
                                            -----------------------------------
                                                 (Name of Corporation)



                                            BY:         Roy H. Stahl
                                            -----------------------------------
                                                           (Signature)

                                            TITLE:          Secretary
                                            -----------------------------------

================================================================================

                                    EXHIBIT C

                           Form of Affiliate's Letter




================================================================================

Philadelphia Suburban Corporation
762 West Lancaster Avenue
Bryn Mawr, Pennsylvania 19010-3489

Attention:  President

Dear Mr. _________

                  Reference is made to the Agreement and Plan of Merger (the "Agreement") dated as of June 27, 1998, by and among Philadelphia Suburban Corporation ("PSC"), Consumers Acquisition Company ("Acquisition"), and Consumers Water Company ("Consumers").

                  I understand that it is a condition precedent to the obligations of PSC and Acquisition to effect the Merger (as defined in the Agreement) that, among other things, the persons identified as "affiliates" of Consumers pursuant to Section 4.10 of the Agreement shall have executed and delivered to PSC an agreement as contemplated by such Section 4.10. I also understand that I have been identified by Consumers as an affiliate of Consumers for such purpose.

                  Therefore, in order to induce PSC and Acquisition to effect the Merger, I hereby agree with PSC that I will not sell, pledge, transfer or otherwise dispose of the shares of PSC common stock to be received by me in the Merger, except (i) after financial results covering at least thirty (30) calendar days of post-Merger combined operations have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the Securities and Exchange Commission, and (ii) in compliance with applicable provisions of the Securities Act of 1933 and Rules and Regulations thereunder.

                  This letter agreement is intended to take effect as a sealed instrument and I intend to be legally bound hereby.

                                                     Very truly yours,





                                                     ------------------

================================================================================

                                    EXHIBIT D

                 Form of Opinion of Drummond Woodsum & MacMahon



================================================================================

                   [Letterhead of Drummond Woodsum & MacMahon]


                                                 ________ __, 1998

Philadelphia Suburban Corporation
762 West Lancaster Avenue
Bryn Mawr, Pennsylvania  19010-3489

                  Re:      Consumers Water Company.

Ladies and Gentlemen:

         We have acted as counsel to Consumers Water Company, a Maine corporation (the "Company"), in connection with the Agreement and Plan of Merger dated as of June 27, 1998 by and among Philadelphia Suburban Corporation, a Pennsylvania corporation ("PSC"), Consumers Acquisition Company, a Pennsylvania corporation ("Acquisition") and the Company (the "Agreement"). We are delivering this opinion to you pursuant Section 6.2.3 of the Agreement. Capitalized terms used herein without definition shall have the same meanings ascribed to them in the Asset Purchase Agreement.

         As counsel to the Company we have examined, among other things, executed originals of the Agreement, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, agreements and other instruments of the Company and other certificates of public officials and officers of the Company other investigations as we deemed necessary in connection with the opinions set forth herein.

         We have assumed that all signatures, other than those of the Company, are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals, and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to the accuracy or completeness of any facts or representations, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to the Agreement and we have relied upon such representations and warranties.

         Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maine, and is duly qualified to do business as a foreign corporation and is in good standing in each state where the failure to so qualify would have a Material Adverse Effect on the Company or its business as defined in Section 10.9 of the Agreement.

         2. The authorized capital stock of the Company consists 15,000,000 Company Common Shares having a par value of $1.00 per share, of which [ ] Company Common Shares are issued and outstanding, [ ] shares are held as treasury shares, no shares are held by subsidiaries of the Company and [_______] are reserved for issuance under the Company's Incentive Stock Plan, 401(k) Savings Plan, Long-Term Incentive Plan, and Dividend Reinvestment Plan; 30,000 shares of preferred stock, par value $1.00 per share, of which 15,925 shares have been designated as "Cumulative Preferred Stock, Series A" and 14,075 are undesignated, of which [___________] shares are issued and outstanding; and [______________] shares of preferred stock, no par value, of which [____________] shares are issued and outstanding. Except as otherwise stated in the Agreement, there are no outstanding options, warrants, subscriptions or other right, agreement or commitment which either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock, or which restricts the transfer of shares of the Company's Capital Stock.

         3. All issued and outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid and nonassessable.

         4. The Company has the requisite corporate power and authority to execute and deliver the Agreement. All corporate action of the Company necessary to duly authorize the execution of the Agreement and the Merger contemplated thereby has been taken, and the Agreement represents the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         5. The execution and delivery of the Agreement and the performance by the Company of its obligations thereunder (i) does not conflict with or violate any applicable federal statute, law or written regulation to which it is subject, (ii) does not violate or result in a default by it (immediately or with the passage of time) under any agreement, contract or instrument known to us to which it is a party or by which it is bound, (iii) does not conflict with or violate any order, writ, judgment or decree known to us to which the Company is a party or is subject, and (iv) does not conflict with or result in a violation of the articles of incorporation or By-Laws of the Company.

         6. To our knowledge, there is no suit, action or proceeding pending or threatened against or affecting the Company before or by any court, administrative agency or governmental authority, which seeks to enjoin the consummation or challenge the validity or enforceability of any of the transactions contemplated by the Agreement.

         7. No approval, authorization, consent or other action by, or filing with, any governmental authority of the United States of America is required in connection with the execution, delivery and performance by the Company of the Agreement, other than those actions or filings which have previously been obtained, taken or made.

         The foregoing opinions are subject to the following exceptions, limitations, assumptions and qualifications:

         A. Such opinions are subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws of general application relating to or affecting creditors' rights, and to general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (whether a matter is considered in a proceeding at law or in equity).

         B. Certain laws and decisions applicable in the State of Maine and the United States may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Agreement, but such laws and decisions do not, in our judgment, make the available remedies, when considered in their entirety, inadequate for the practical realization of the benefits to PSC provided by the Agreement.

         C. We express no opinion with respect to the effect on the matters set forth herein of any amendment, modification, extension, substitution, replacement or renewal of or to the Agreement.

         D. Without limiting the generality of paragraph B of the exceptions portion of this letter, we express no opinion as to the enforceability of (1) any provisions in the Agreement purporting to waive or limit PSC's or Acquisition's liability for negligent acts or omissions, (2) any provision in the Agreement providing for a right of indemnification or right of contribution (to the extent that they provide for indemnification for the negligence or willful misconduct of, or a violation of law or public policy by, the Person being indemnified), or (3) any provisions in the Agreement with respect to payment of costs and expenses of enforcement, including, without limitation, attorneys' fees, to the extent that the same are determined to be contrary to public policy.

         E. Without limiting the generality of paragraph B of the exceptions portion of this letter, we express no opinion as to the validity or enforceability of any provision in the Agreement (1) that purports to prevent oral modification or waivers or purports to preclude the modification of the Agreement through conduct, custom or the course of performance, action or dealing or (2) the breach of which a court concludes is not material or does not adversely affect PSC.

         F. We express no opinion on the enforceability of any provisions in the Agreement relating to conflict of laws, consent to jurisdiction, choice of forum or choice of law.

         G. We express no opinion as to (i) federal or state securities or "blue sky" laws or regulations, (ii) federal or state antitrust or unfair competition laws or regulations; (iii) federal or state racketeering laws or regulations;
(iv) federal or state environmental laws or regulations; (v) federal or state pension or employee benefit laws or regulations; (vi) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations; (vii) federal or state health and safety laws or regulations; (viii) federal or state labor laws or regulations; (ix) federal or state laws, regulations or policies relating to national or local emergencies;
(x) federal or state statutes which provide for criminal prosecution; or (xi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative actions at the federal, state or regional level) or judicial decisions to the extent that they deal with any of the foregoing.

         The opinions herein are expressed as of the date hereof only, and not as of some future date. We undertake no responsibility to advise you of any change in law or new laws, regulations or judicial decisions in the future. As used herein, the phrase "to our knowledge" or a phrase of similar import means the conscious awareness of information by those lawyers in our firm who are actively involved in the representation of the Company concerning the transactions described in the Agreement.

         This opinion is limited to the present law of the State of Maine and the present federal law of the United States of America. To the extent that the matters which are the subject of this opinion may be affected by the laws of jurisdictions other than (i) the laws of the State of Maine, or (ii) the federal laws of the United States of America, our opinion is necessarily made upon the assumption, which we have made with your permission, that the relevant law of such other jurisdictions is identical to that of the State of Maine in all applicable respects. We express no opinion regarding what laws will actually govern the Agreement. This opinion is limited to the matters set forth herein, no opinion may be inferred or implied beyond the matters expressly stated herein, and our statements contained in the paragraphs numbered 1 through 7, inclusive, of the opinion portion of this letter must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this letter.

         The opinions rendered herein are for the sole benefit of, and may only be relied upon by, PSC, and the opinions herein expressed are not to be used, circulated, or otherwise referred to in connection with any transaction other than those contemplated by the Agreement.


                                            Very truly yours,



                                            DRUMMOND WOODSUM & MACMAHON

================================================================================

                                    EXHIBIT E

                 Form of Opinion of Reed Smith Shaw & McClay LLP

================================================================================

Subject to review by
RSSM Opinion Committee


[Letterhead of Reed Smith Shaw & McClay, LLP]


                                                     , 1998
--------  ------------------------------------------

Consumers Water Company
Three Canal Plaza
P.O. Box 599
Portland, Maine  04112-0599

                  Re:      Philadelphia Suburban Corporation;
                           Consumers Acquisition Company.

Ladies and Gentlemen:

         We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation ("PSC") and Consumers Acquisition Company, a Pennsylvania corporation ("Acquisition"), in connection with the Agreement and Plan of Merger dated as of June 27, 1998 by and among PSC, Acquisition and Consumers Water Company, a Maine corporation. (the "Company") (the "Agreement"). We are delivering this opinion to you pursuant Section 6.3.4 of the Agreement. Capitalized terms used herein without definition shall have the same meanings ascribed to them in the Agreement.

         As counsel to PSC and Acquisition we have examined, among other things, executed originals of the Agreement and the Form S-4, and have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, agreements and other instruments of PSC and Acquisition and other certificates of public officials and officers of PSC and Acquisition other investigations as we deemed necessary in connection with the opinions set forth herein.

         We have assumed that all signatures, other than those of PSC and Acquisition, are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies conform to the originals, and that the facts stated in all such documents are true and correct. In rendering this opinion, we have not made any independent investigation as to the accuracy or completeness of any facts or representations, warranty, data or other information, whether written or oral, that may have been made by or on behalf of the parties to the Agreement and we have relied upon such representations and warranties.

         Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

         1. Each of PSC and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly qualified to do business as a foreign corporation and is in good standing in each state where the failure to so qualify would have a Material Adverse Effect on it or its business as defined in Section 10.9 of the Agreement.

         2. The authorized capital stock of PSC consists of 40,000,000 PSC Common Shares having a par value of $.50 per share, of which shares are issued and outstanding, [________] are held as treasury shares and [_______] are reserved for issuance under PSC's Share Purchase Rights Plan; and shares of Series A Preferred Stock, par value $1.00 per share, of which [no] shares are issued and outstanding and [__________] shares are reserved for issuance under PSC's Share Purchase Rights Plan.

         3. All issued and outstanding PSC Common Shares are, and all PSC Common Shares issued in connection with the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

         4. The authorized capital stock of Acquisition consists of 1,000 shares of common stock, without par value, all of which are issued and outstanding and the record owner of which is PSC. All such outstanding common shares are duly authorized, validly issued, fully paid and nonassessable.

         5. Each of PSC and Acquisition has the requisite corporate power and authority to execute and deliver the Agreement. All corporate action of each of PSC and Acquisition necessary to duly authorize the execution of the Agreement and the Merger contemplated thereby has been taken, and the Agreement represents the valid and binding obligation of each of PSC and Acquisition, enforceable against each of them in accordance with its terms.

         6. The Form S-4 is effective under the Securities Act of 1933 (the "Act"), and, to our knowledge, no proceedings for a stop order are pending or threatened under the Act.

         7. The execution and delivery of the Agreement and the performance by each of PSC and Acquisition of its obligations thereunder (i) does not conflict with or violate any applicable federal statute, law or written regulation to which it is subject, (ii) does not violate or result in a default by it (immediately or with the passage of time) under any agreement, contract or instrument known to us to which it is a party or by which it is bound, (iii) does not conflict with or violate any order, writ, judgment or decree known to us to which either PSC or Acquisition is a party or is subject, and (iv) does not conflict with or result in a violation of the articles of incorporation or By-Laws of either PSC or Acquisition.

         8. To our knowledge, there is no suit, action or proceeding pending or threatened against or affecting PSC or Acquisition before or by any court, administrative agency or governmental authority, which seeks to enjoin the consummation or challenge the validity or enforceability of any of the transactions contemplated by the Agreement.

         9. No approval, authorization, consent or other action by, or filing with, any governmental authority of the United States of America is required in connection with the execution, delivery and performance by PSC and Acquisition of the Agreement, other than those actions or filings which have previously been obtained, taken or made.

         The foregoing opinions are subject to the following exceptions, limitations, assumptions and qualifications:

         A. Such opinions are subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, fraudulent transfer, moratorium and other similar laws of general application relating to or affecting creditors' rights, and to general principles of equity, judicial discretion and general requirements of good faith, fair dealing and commercial reasonableness (whether a matter is considered in a proceeding at law or in equity).

         B. Certain laws and decisions applicable in the Commonwealth of Pennsylvania and the United States may limit, render unenforceable or otherwise affect the enforceability of, certain rights, remedies, waivers and other provisions contained in the Agreement, but such laws and decisions do not, in our judgment, make the available remedies, when considered in their entirety, inadequate for the practical realization of the benefits to the Company provided by the Agreement.

         C. We express no opinion with respect to the effect on the matters set forth herein of any amendment, modification, extension, substitution, replacement or renewal of or to the Agreement.

         D. Without limiting the generality of paragraph B of the exceptions portion of this letter, we express no opinion as to the enforceability of (1) any provisions in the Agreement purporting to waive or limit the Company's liability for negligent acts or omissions, (2) any provision in the Agreement providing for a right of indemnification or right of contribution (to the extent that they provide for indemnification for the negligence or willful misconduct of, or a violation of law or public policy by, the Person being indemnified), or
(3) any provisions in the Agreement with respect to payment of costs and expenses of enforcement, including, without limitation, attorneys' fees, to the extent that the same are determined to be contrary to public policy.

         E. Without limiting the generality of paragraph B of the exceptions portion of this letter, we express no opinion as to the validity or enforceability of any provision in the Agreement (1) that purports to prevent oral modification or waivers or purports to preclude the modification of the Agreement through conduct, custom or the course of performance, action or dealing or (2) the breach of which a court concludes is not material or does not adversely affect the Company.

         F. We express no opinion on the enforceability of any provisions in the Agreement relating to conflict of laws, consent to jurisdiction, choice of forum or choice of law.

         G. We express no opinion as to (i) except as specifically set forth in paragraph 6 above, federal or state securities or "blue sky" laws or regulations, (ii) federal or state antitrust or unfair competition laws or regulations; (iii) federal or state racketeering laws or regulations; (iv) federal or state environmental laws or regulations; (v) federal or state pension or employee benefit laws or regulations; (vi) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations; (vii) federal or state health and safety laws or regulations;
(viii) federal or state labor laws or regulations; (ix) federal or state laws, regulations or policies relating to national or local emergencies; (x) federal or state statutes which provide for criminal prosecution; or (xi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative actions at the federal, state or regional level) or judicial decisions to the extent that they deal with any of the foregoing.

         The opinions herein are expressed as of the date hereof only, and not as of some future date. We undertake no responsibility to advise you of any change in law or new laws, regulations or judicial decisions in the future. As used herein, the phrase "to our knowledge" or a phrase of similar import means the conscious awareness of information by those lawyers in our firm who are actively involved in the representation of PSC and Acquisition concerning the transactions described in the Agreement.

         This opinion is limited to the present law of the Commonwealth of Pennsylvania and the present federal law of the United States of America. To the extent that the matters which are the subject of this opinion may be affected by the laws of jurisdictions other than (i) the laws of the Commonwealth of Pennsylvania, or (ii) the federal laws of the United States of America, our opinion is necessarily made upon the assumption, which we have made with your permission, that the relevant law of such other jurisdictions is identical to that of the Commonwealth of Pennsylvania in all applicable respects. We express no opinion regarding what laws will actually govern the Agreement. This opinion is limited to the matters set forth herein, no opinion may be inferred or implied beyond the matters expressly stated herein, and our statements contained in the paragraphs numbered 1 through 9, inclusive, of the opinion portion of this letter must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this letter.

         The opinions rendered herein are for the sole benefit of, and may only be relied upon by, the Company, and the opinions herein expressed are not to be used, circulated, or otherwise referred to in connection with any transaction other than those contemplated by the Agreement.

                                            Very truly yours,




                                            REED SMITH SHAW & McCLAY LLP

PJT/CER/CEE